                                        Filed Pursuant to Rule 424(b)(5)
                                        Registration No. 333-59044; 333-59044-01

Prospectus Supplement
(To Prospectus dated April 26, 2001)

[LOGO]
ALCOA

Alcoa Inc.
$500,000,000 Floating Rate Notes due 2004
Issue price: 100%

$1,000,000,000 6% Notes due 2012
Issue price: 99.801%


The Floating Rate Notes will mature on December 6, 2004 and the 6% Notes will mature on January 15, 2012. Interest on the Floating Rate Notes will be based on the three-month LIBOR rate plus 0.28% and is payable quarterly on March 6, June 6, September 6 and December 6 of each year, commencing March 6, 2002. Interest on the 6% Notes is payable semi-annually on January 15 and July 15, commencing January 15, 2002. The notes are redeemable in whole if certain events occur involving U.S. taxation. In addition, the 6% Notes are redeemable in whole or in part at the option of Alcoa. See "Description of the Notes." The notes will be offered and sold in multiples of U.S.$1,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         --------------------------------------------------------------
                                Price to     Underwriting Proceeds
                                Public       Discounts    to Alcoa
         --------------------------------------------------------------
         Per Floating Rate Note 100%         0.250%       99.750%
         --------------------------------------------------------------
         Total                  $500,000,000 $1,250,000   $498,750,000
         --------------------------------------------------------------
         Per 6% Note            99.801%      0.450%       99.351%
         --------------------------------------------------------------
         Total                  $998,010,000 $ 4,500,000  $993,510,000
         --------------------------------------------------------------

Application has been made to list the notes on the Luxembourg Stock Exchange.

The underwriters have agreed to purchase all the notes if any notes are purchased. We expect that delivery of the notes will be made to investors on or about December 6, 2001 in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream, Luxembourg or the Euroclear System.

Salomon Smith Barney                                                   JPMorgan

                          Credit Suisse First Boston

ABN AMRO Incorporated
                        Commerzbank Securities
                                                      Deutsche Banc Alex. Brown
Australia and New Zealand Banking Group Limited
           Banca IMI
                       BNP PARIBAS
                                 National Australia Bank
                                             Tokyo-Mitsubishi International plc

November 29, 2001

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                              Page
                                                              ----
About this Prospectus Supplement.............................  S-3
Where You Can Find More Information..........................  S-4
Incorporation by Reference...................................  S-4
Cautionary Statement Regarding Forward-Looking Statements....  S-5
Alcoa Inc....................................................  S-6
Capitalization...............................................  S-7
Ratios of Earnings to Fixed Charges..........................  S-7
Use of Proceeds..............................................  S-8
Directors and Executive Officers.............................  S-9
Selected Historical Financial Data........................... S-10
Description of the Notes..................................... S-11
United States Taxation....................................... S-20
Underwriting................................................. S-24
Legal Matters................................................ S-25
General Information.......................................... S-26

                            Prospectus

                                                              Page
                                                              ----
About this Prospectus........................................    3
Where You Can Find More Information..........................    3
Incorporation by Reference...................................    4
Alcoa Inc....................................................    5
Alcoa Trust I................................................    6
Ratios of Earnings to Fixed Charges..........................    7
Use of Proceeds..............................................    7
Description of Senior Debt Securities........................    8
Description of Subordinated Debt Securities..................   21
Description of Warrants......................................   27
Description of Preferred Stock...............................   28
Description of Common Stock..................................   32
Description of Trust Preferred Securities and Trust Guarantee   34
Plan of Distribution.........................................   38
Legal Matters................................................   39
Experts......................................................   39

                       ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us and our financial condition. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. If the description of the notes in the prospectus supplement differs from the description of the senior debt securities in the base prospectus, the description in the prospectus supplement supersedes the description in the base prospectus.

You should only rely on the information contained or incorporated by reference in this prospectus supplement and the prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

The distribution of this prospectus supplement and prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters or any of them to subscribe to or purchase, any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See "Underwriting."

The prospectus supplement and the prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to Alcoa Inc. (also referred to as "Alcoa"). Alcoa accepts responsibility for the accuracy of the information contained in this prospectus supplement and the accompanying prospectus and confirms that, to the best of its knowledge and belief, there are no other facts the omission of which would make any statement herein or in the prospectus misleading in any material respect. The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and related prospectus.

We cannot guarantee that listing will be obtained on the Luxembourg Stock Exchange. Inquiries regarding our listing status on the Luxembourg Stock Exchange should be directed to our Luxembourg listing agent, Deutsche Bank Luxembourg S. A., Boulevard F. D. Roosevelt 14, L-2450, Luxembourg.

All references in this prospectus supplement to "U.S. dollars," "dollars," "U.S. $," or "$" are to the currency of the United States of America.

                      WHERE YOU CAN FIND MORE INFORMATION

Alcoa files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Its SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document it files with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges. Alcoa's common stock is listed and traded on the New York Stock Exchange (the "NYSE"). You may also inspect the information it files with the SEC at the NYSE's offices at 20 Broad Street, New York, New York 10005. So long as the notes are listed on the Luxembourg Stock Exchange, copies of the periodic reports that Alcoa files with the SEC will be made available without charge at the offices of Deutsche Bank Luxembourg S.A., Boulevard F. D. Roosevelt 14, L-2450 Luxembourg.

                          INCORPORATION BY REFERENCE

The SEC allows Alcoa to "incorporate by reference" the information in documents it files with the SEC. This means that Alcoa can disclose important information to you by referring you to those documents. Any information Alcoa incorporates in this manner is considered part of this prospectus supplement. Any information Alcoa files with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained or incorporated by reference in this prospectus supplement.

Alcoa incorporates by reference the following documents that it has filed with the SEC:

 . Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended by Amendment No. 1 on Form 10-K/A filed on March 6, 2001;

 .  Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001,
   June 30, 2001 and September 30, 2001; and

 .  Current Reports on Form 8-K filed on May 23, 2001, August 21, 2001, November
   19, 2001 and November 28, 2001.

Alcoa also incorporates by reference any future filings it will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement, but before the end of the offering of the securities made by this prospectus supplement.

You may request a copy of any filings referred to above (including any exhibits that are specifically incorporated by reference), at no cost, by contacting Alcoa at the following address or telephone number:

                                  Alcoa Inc.
                             Attention: Treasurer
                                390 Park Avenue
                         New York, New York 10022-4608
                           Telephone: (212) 836-2600

Copies of the filings referred to above will also be available without charge, so long as the notes are listed on the Luxembourg Stock Exchange, at the offices of Deutsche Bank Luxembourg S.A., Boulevard F. D. Roosevelt 14, L-2450 Luxembourg.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus include and incorporate by reference certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by their use of words like "anticipate," "believe," "estimate," "expect," "intend," "should," "will," "will likely," "forecast," "outlook," "projects" and similar expressions, as they relate to Alcoa or the management of Alcoa. All statements that address expectations or projections about the future, including statements about Alcoa's strategy for growth, cost reduction goals, expenditures and financial results, are forward-looking statements. Such statements reflect the views of Alcoa with respect to future events, the outcome of which is subject to certain risks. These forward-looking statements are also subject to uncertainties and assumptions relating to the operations and results of operations of Alcoa. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described in the forward-looking statement.

The following important factors, along with those discussed elsewhere in this prospectus supplement, the accompanying prospectus and in the documents that we incorporate by reference, could affect the future results of Alcoa, and could cause those results to differ materially from those expressed in the forward-looking statements:

 . materially adverse changes in economic or industry conditions generally or in the markets served by Alcoa;

 . changes in the supply and demand for and the price of aluminum, alumina, aluminum products and other products;

 . operating factors such as supply disruptions, the failure of equipment or processes to meet specifications, changes in operating conditions, substantial increases in energy or other raw material costs, the availability of energy, and weather;

 . political and economic risk associated with Alcoa's foreign activities, including political instability in relevant areas of the world and fluctuations in foreign currencies;

 .  failure to complete capital projects as scheduled and within budget;

 . failure to successfully launch or complete new growth or strategic business initiatives, including acquisitions, divestitures or strategic alliances, or the failure of such initiatives to be beneficial to Alcoa;

 . inability to achieve the level of cost savings or productivity improvements anticipated by Alcoa's management, including possible increases in the cost of doing business resulting from war or terrorist activities;

 . material changes in available technology, failure to successfully implement new technology or failure of developmental technology, including Alcoa's inert anode technology, to be commercially feasible;

 . labor relations, including the failure to reach agreement on new labor contracts;

 . environmental risks and liability under federal, state and foreign environmental laws and regulations;

 . changes in laws and regulations, both U.S. and foreign, or their interpretation and application, including changes in tax laws and interpretation and application of tax laws;

 . unanticipated legal proceedings or investigations or the disposition of current proceedings, including those pertaining to environmental, product liability and safety and health matters, other than as anticipated by Alcoa's management;

 . relationships with and financial and operating conditions of customers or suppliers; and

 .  the actions of competitors.

                                  ALCOA INC.

Formed in 1888 under the laws of the Commonwealth of Pennsylvania, Alcoa has its registered office in Pittsburgh, Pennsylvania. Alcoa changed its name effective January 1, 1999, from Aluminum Company of America to Alcoa Inc.

Alcoa is the world's leading producer of primary aluminum, fabricated aluminum and alumina, and is active in all major aspects of the industry: technology, mining, refining, smelting, fabricating and recycling. Alcoa serves customers worldwide in the packaging, consumer, automotive and transportation, aerospace, building and construction, industrial products and distribution markets. Related businesses include packaging machinery, precision castings, vinyl siding, plastic bottles and closures, fiber optic cables and electrical distribution systems for cars and trucks.

Alcoa's operations consist of five worldwide segments: Alumina and Chemicals, Primary Metals, Flat-Rolled Products, Engineered Products and Packaging and Consumer. Alcoa businesses that are not reported to management as part of one of these five segments are aggregated and reported as "Other."

Alumina and Chemicals--This segment's activities include the mining of bauxite, which is then refined into alumina. Alumina is sold to internal and external customers worldwide or processed into industrial chemical products. The alumina assets of Reynolds Metals Company ("Reynolds") acquired in 2000 which were required to be and have been divested were not included in this segment before divestiture.

Primary Metals--This segment consists of Alcoa's worldwide smelter system and includes the smelting operations of Reynolds acquired in 2000. Primary Metals receives alumina from the Alumina and Chemicals segment and produces aluminum ingot to be used by Alcoa's fabricating businesses, as well as sold to outside customers. Also included in this segment are revenues from the sale of powder, excess power and results from internal hedging contracts.

Flat-Rolled Products--This segment's principal business is the production and sale of aluminum plate, sheet and foil. This segment includes rigid container sheet, which is used to produce aluminum beverage cans, and sheet and plate used in the transportation and distributor markets.

Engineered Products--This segment consists of hard- and soft-alloy extrusions, including architectural extrusions, super-alloy castings, steel and aluminum fasteners, aluminum forgings and wheels. These products serve the transportation, construction and distributor markets.

Packaging and Consumer--This segment includes the packaging and consumer businesses of Reynolds acquired in 2000, as well as Alcoa's closures, packaging, PET bottles and packaging machinery businesses. Prior to the acquisition of Reynolds, Alcoa's closures, packaging, PET bottles and packaging machinery businesses were included in the Other group.

Other--This group includes Alcoa Fujikura Ltd., which produces fiber-optic cable, provides services for the telecommunications industry and produces electrical components for the automotive industry; the residential building products operations, Alcoa Building Products; and aluminum automotive engineering and parts businesses. On April 20, 2001, Alcoa sold Thiokol Propulsion, a producer of solid rocket propulsion systems, which had been included in this group. On November 1, 2001, Alcoa announced that it had completed the merger of its metals distribution business, Reynolds Aluminum Supply Company (known as RASCO), which had been included in this group, with BHP Billiton Group's North America metals distribution business. Alcoa and BHP each own 50% of the new, independently managed company called Integris Metals.

Alcoa's principal executive offices are located at 201 Isabella Street, Pittsburgh, Pennsylvania 15212-5858 (telephone: (412) 553-4545).

                                CAPITALIZATION

The following table sets forth the consolidated capitalization of Alcoa at September 30, 2001. The table should be read in conjunction with Alcoa's historical consolidated financial statements and the notes thereto included or incorporated by reference in this prospectus supplement. Except as reflected herein, as of the date of this prospectus supplement, there has been no material change to Alcoa's capitalization since September 30, 2001.

                                                                                        September 30,
                                                                                            2001
                                                                                        -------------
                                                                                        (in millions)
                                                                                         (unaudited)
Cash, cash equivalents & short-term investments........................................    $   484
                                                                                           =======
Total assets...........................................................................    $28,669
                                                                                           =======
Short-term debt........................................................................    $    87
Long-term debt:
   Current portion of long-term debt...................................................        216
   Long-term debt......................................................................      6,114
                                                                                           =======
       Total debt......................................................................    $ 6,417
                                                                                           =======
Minority interests.....................................................................    $ 1,265
                                                                                           =======
Shareholders' equity:
   Preferred stock, $100 par value; 557,740 shares authorized; 557,649 shares issued...    $    56
   Common stock, $1.00 par value; 1.8 billion shares authorized; 849,839,940 shares
    outstanding........................................................................        925
   Additional capital..................................................................      6,116
   Retained earnings...................................................................      7,658
   Treasury stock, at cost.............................................................     (2,618)
   Accumulated other comprehensive loss................................................     (1,319)
                                                                                           =======
       Total shareholders' equity......................................................    $10,818
                                                                                           =======
Total capitalization...................................................................    $18,500
Total debt/capitalization..............................................................       34.7%
Long-term debt/Long-term capitalization................................................       33.6%

                      RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of Alcoa's earnings to fixed charges for the periods indicated:

                   Nine Months Ended  Year Ended December 31,
                     September 30,   ------------------------
                         2001        2000 1999 1998 1997 1996
                         ----        ---- ---- ---- ---- ----
                          6.0        6.5  8.1  7.0  9.2  7.1

The ratios include all earnings, before extraordinary items and the cumulative effects of accounting changes, and fixed charges of Alcoa and its majority owned subsidiaries. Earnings have been calculated by adding to net income the provision for taxes on income, amortization of capitalized interest, interest expense and an amount representative of the interest factor in rentals, and the distributed income of less than 50% owned entities, and have been decreased by the undistributed earnings of entities less than 50% owned, preferred stock dividend requirements of majority owned subsidiaries and the minority interest share in the losses of majority owned subsidiaries without fixed charges of Alcoa. Fixed charges consist of total interest expense, amortization of debt expense, an amount representative of the interest factor in rentals, capitalized interest and preferred stock dividend requirements of majority owned subsidiaries.

                                USE OF PROCEEDS

The net proceeds of the offering are estimated to be $1,491,495,000, after deducting underwriting discounts and our estimated offering expenses. Alcoa intends to use the net proceeds of the offering to refinance outstanding commercial paper and other short-term debt and for general corporate purposes. This indebtedness has a weighted average interest rate of approximately 2.20% and it typically has a weighted average maturity of less than 60 days. In addition, we are frequently engaged in the evaluation of, and discussions with, potential acquisition candidates. Pending any specific application, we may initially invest funds in short-term marketable securities. Following repayment of such indebtedness, we expect to incur additional indebtedness under our commercial paper program or otherwise in the ordinary course of business.

                       DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name and present principal occupation or employment of each director and executive officer (as designated by the Board of Directors) of Alcoa. The business address of each such person is Alcoa Corporate Center, 201 Isabella Street, Pittsburgh, Pennsylvania 15212-5858.

                                           Present Principal Occupation
Name                                              or Employment
----                                       ----------------------------
Directors

Alain J. P. Belda   Chairman of the Board and Chief Executive Officer, Alcoa Inc.

Kathryn S. Fuller   President, World Wildlife Fund U.S.

Joseph T. Gorman    Former Chairman, TRW Inc.

Judith M. Gueron    President, Manpower Demonstration Research Corporation

Sir Ronald Hampel   Chairman, United Business Media

John P. Mulroney    Executive Director, Opera Company of Philadelphia

Henry B. Schacht    Chairman and Chief Executive Officer, Lucent Technologies Inc.

Franklin A. Thomas  Consultant, TFF Study Group

Marina v.N. Whitman Professor of Business Administration and Public Policy, School of Business
                    Administration and School of Public Policy, University of Michigan

Executive Officers

Alain J. P. Belda   Director, Chairman of the Board and Chief Executive Officer

L. Patrick Hassey   Executive Vice President and Group President--Alcoa Industrial Components

Richard B. Kelson   Executive Vice President and Chief Financial Officer; Chief Compliance
                    Officer

Timothy S. Mock     Vice President, Alcoa Business Support Services and Controller

G. John Pizzey      Executive Vice President and Group President--Alcoa Primary Products

Lawrence R. Purtell Executive Vice President and General Counsel

                      SELECTED HISTORICAL FINANCIAL DATA

The selected historical financial data of Alcoa set forth below have been derived from the historical consolidated financial statements of Alcoa as they appeared in Alcoa's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2000, and Alcoa's Quarterly Report on Form 10-Q filed with the SEC for the period ended September 30, 2001. Results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the entire year.

                                                                           At or for the Nine
                                                                              Months Ended        At or for the Year Ended
                                                                              September 30,             December 31,
                                                                           ------------------  -----------------------------
                                                                             2001      2000      2000      1999       1998
                                                                           --------  --------  --------  ---------  --------
                                                                               (unaudited)
                                                                             (dollars in millions, except per-share amounts
                                                                                           and ingot prices)
Operating Results
Sales..................................................................... $ 17,678  $ 16,376  $ 22,936  $  16,323  $ 15,340
Cost of goods sold........................................................   13,548    12,328    17,342     12,536    11,933
Selling, general administrative and other expenses........................      922       813     1,108        851       783
Research and development expenses.........................................      151       134       194        128       128
Depreciation, depletion and amortization..................................      939       865     1,207        888       842
Special items.............................................................      212        --        --         --        --
Interest expense..........................................................      293       287       427        195       198
Other (income), net.......................................................     (196)     (139)     (154)      (124)     (149)
Provision for taxes on income.............................................      579       710       942        553       514
Income from operations....................................................    1,230     1,378     1,870      1,296     1,091
Minority interests........................................................     (180)     (281)     (381)      (242)     (238)
Accounting changes........................................................       --        (5)       (5)        --        --
Net income................................................................    1,050     1,092     1,484      1,054       853
                                                                           --------  --------  --------  ---------  --------
   Alcoa's average realized price per pound for aluminum ingot............      .74       .77       .77        .67       .67
   Average U.S. market price per pound for aluminum ingot (Metals Week)...      .71       .75       .75        .66       .66
                                                                           --------  --------  --------  ---------  --------
Dividends Declared
Preferred stock...........................................................        2         2         2          2         2
Common stock..............................................................      516       416       416        296       263
                                                                           --------  --------  --------  ---------  --------
Financial Position
   Working capital........................................................    2,509       175      (376)     1,797     1,757
   Properties, plants and equipment, net..................................   12,015    12,880    12,850      9,133     9,134
   Other assets (liabilities), net........................................    3,673     4,675     5,449       (497)     (482)
   Total assets...........................................................   28,669    30,735    31,691     17,066    17,463
   Long-term debt (noncurrent)............................................    6,114     5,297     4,987      2,657     2,877
   Minority interests.....................................................    1,265     1,439     1,514      1,458     1,476
   Shareholders' equity...................................................   10,818    10,994    11,422      6,318     6,056
                                                                           --------  --------  --------  ---------  --------
Common Share Data
(dollars per share)
Basic earnings per share..................................................     1.22      1.36      1.82       1.43      1.22
Diluted earnings per share................................................     1.21      1.35      1.80       1.41      1.21
Dividends declared........................................................     .450      .375      .500       .403      .375
Book value (based on shares outstanding)..................................    12.66     12.64     13.13       8.51      8.18
Price range: High.........................................................   45.710    43.625    43.625    41.6875   20.3125
       Low................................................................   27.360    23.250    23.125   17.96875     14.50
Shareholders (number).....................................................     N.A.*     N.A.*  265,300    185,000   119,000
Average shares outstanding (thousands)....................................  849,840   865,632   814,229    733,888   698,228
                                                                           --------  --------  --------  ---------  --------
Operating Data
(thousands of metric tons)
Alumina shipments.........................................................    5,550     5,527     7,472      7,054     7,130
Aluminum product shipments:
   Primary................................................................    1,418     1,406     2,032      1,411     1,367
   Fabricated and finished products.......................................    2,406     2,507     3,366      3,067     2,584
     Total................................................................    3,824     3,913     5,398      4,478     3,951
Primary aluminum capacity:
   Consolidated...........................................................    4,165     4,219     4,219      3,182     3,159
   Total, including affiliates' and others' share of joint ventures.......    5,069     5,141     5,141      4,024     3,984
Primary aluminum production:
   Consolidated...........................................................    2,654     2,556     3,539      2,851     2,471
   Total, including affiliates' and others' share of joint ventures.......    3,240     3,184     4,395      3,695     3,158
                                                                           --------  --------  --------  ---------  --------
Other Statistics
Capital expenditures...................................................... $    813  $    740  $  1,121  $     920  $    932
Number of employees.......................................................  142,000   107,700   142,000    107,700   103,500
Pretax profit on revenues (%).............................................     10.2      12.8      12.3       11.3      10.4
Annualized return on average shareholders' equity (%).....................     12.6      17.0      16.8       17.2      16.3
Annualized return on average invested capital (%).........................     10.4      14.8      15.0       13.8      13.8
                                                                           --------  --------  --------  ---------  --------

--------
* Not available.

                           DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes offered hereby supplements the description of the general terms and provisions of the debt securities set forth under "Description of Senior Debt Securities" beginning on page 8 in the accompanying prospectus. This description replaces the description of the notes in the accompanying prospectus, to the extent of any inconsistency. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus.

General

The notes will be issued under the indenture, dated as of September 30, 1993, between Alcoa and Chase Manhattan Trust Company, National Association, as successor trustee, relating to the senior debt securities described in the accompanying prospectus.

The notes are not subject to the provisions of any optional or mandatory sinking fund. The notes are not convertible or exchangeable into any other security of Alcoa. The indenture sets forth the conditions under which Alcoa may enter into a merger or consolidation, or convey, transfer or lease all or substantially all of its assets or properties (see "Description of Senior Debt Securities--Consolidation, Merger and Sale of Assets" in the prospectus). The covenants contained in the indenture and the notes will not afford holders protection in the event of a sudden decline in credit rating that may result from a recapitalization, restructuring or other highly leveraged transaction.

Certain Terms of the Floating Rate Notes

The Floating Rate Notes will be issued in an initial aggregate principal amount of $500,000,000, will mature at par on December 6, 2004 and will be offered and sold in denominations of $1,000 and any integral multiple thereof.

Interest on the Floating Rate Notes will be payable quarterly on March 6, June 6, September 6 and December 6 of each year, commencing March 6, 2002, to the persons in whose names the Floating Rate Notes are registered at the close of business on the February 15, May 15, August 15 or November 15, as the case may be, immediately preceding the interest payment date.

The Floating Rate Notes are not subject to redemption before maturity unless certain events occur involving United States taxation. See "--Tax Redemption" below.

Interest

Interest on the Floating Rate Notes will accrue from and including December 6, 2001, to but excluding the first interest payment date and then from and including the immediately preceding interest payment date to which interest has been paid or duly provided for to but excluding the next interest payment date or maturity date, as the case may be. We refer to each of these periods as an "interest period." The amount of accrued interest that we will pay for any interest period can be calculated by multiplying the face amount of the Floating Rate Note by an accrued interest factor. This accrued interest factor is computed by adding the interest factor calculated for each day from December 6, 2001, or from the last date we paid interest to you, to the date for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate applicable to that day by 360.

When we use the term "business day," we mean any day on which dealings in United States dollars are transacted in the London interbank market (a "London business day"), except a Saturday, a Sunday or a legal holiday in The City of New York on which banking institutions are authorized or obligated by law, regulation or executive order to close.

The interest rate on the Floating Rate Notes will be calculated by the calculation agent appointed by us, initially Chase Manhattan Trust Company, National Association, and will be equal to LIBOR plus 0.28%. The calculation agent will reset the interest rate on each interest payment date and on December 6, 2001, each of which we refer to as an "interest reset date." The second London business day preceding an interest reset date will be the "interest determination date" for that interest reset date. The interest rate in effect on each day that is not an interest reset date will be the interest rate determined as of the interest determination date pertaining to the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date pertaining to that interest reset date.

"LIBOR" will be determined by the calculation agent in accordance with the following provisions:

      (a) With respect to any interest determination date, LIBOR will be the rate for deposits in United States dollars having a maturity of three months commencing on the first day of the applicable interest period that appears on Telerate Page 3750 as of 11:00 a.m., London time, on that interest determination date. If no rate appears, LIBOR for that interest determination date will be determined in accordance with the provisions described in (b) below.

      (b) With respect to an interest determination date on which no rate appears on Telerate Page 3750, as specified in (a) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent (after consultation with us), to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in The City of New York, on the interest determination date by three major banks in The City of New York selected by the calculation agent (after consultation with us) for loans in United States dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If, however, the banks selected by the calculation agent are not providing quotations in the manner described by the previous sentence, LIBOR determined as of that interest determination date will be LIBOR in effect on that interest determination date.

"Telerate Page 3750" means the display designated as "Page 3750" on Bridge Telerate, Inc., or any successor service, for the purpose of displaying the London interbank rates of major banks for United States dollars.

All percentages resulting from any calculation of the interest rate on the Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation on the Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward). Each calculation of the interest rate on the Floating Rate Notes by the calculation agent will (in the absence of manifest error) be final and binding on the noteholders and us.

So long as any of the Floating Rate Notes remains outstanding, there will at all times be a calculation agent. Initially, Chase Manhattan Trust Company, National Association, will act as calculation agent. If that agent is unable or unwilling to continue to act as the calculation agent or if it fails to calculate properly the interest rate on the Floating Rate Notes for any interest period, we will appoint another leading commercial or investment bank engaged in the London interbank market to act as calculation agent in its place. The calculation agent may not resign its duties without a successor having been appointed.

Certain Terms of the Notes due 2012

The Notes due 2012 will be issued in an initial aggregate principal amount of $1,000,000,000, will bear interest from December 6, 2001, at the rate of interest stated on the cover page of this prospectus supplement, will mature at par on January 15, 2012 and will be offered and sold in denominations of $1,000 and any integral multiple thereof.

Interest on the Notes due 2012 will be payable semi-annually on January 15 and July 15, commencing January 15, 2002, to the persons in whose names the notes are registered at the close of business on the January 1 or July 1, as the case may be, next preceding such interest payment date. Interest on the Notes due 2012 will be paid on the basis of a 360-day year consisting of twelve 30-day months.

The Notes due 2012 are subject to redemption before maturity as described under "Optional Redemption" and "--Tax Redemption" below.

Optional Redemption

The Notes due 2012 will be redeemable, as a whole or in part, at our option, at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice to holders of the Notes due 2012 given in accordance with "--Notices" below, at a redemption price equal to the greater of:

 . 100% of the principal amount of the Notes due 2012 to be redeemed, plus accrued interest, if any, to the redemption date; or

 . the sum of the present values of the Remaining Scheduled Payments, as defined below, discounted, on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate, as defined below, plus 20 basis points, plus accrued interest to the date of redemption which has not been paid.

"Treasury Rate" means, with respect to any redemption date for the Notes due
2012:

 . the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the Notes due 2012, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month; or

 . if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Treasury Rate will be calculated on the third business day preceding the redemption date.

"Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes due 2012 to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes due 2012.

"Independent Investment Banker" means one of the Reference Treasury Dealers, to be appointed by Alcoa.

"Comparable Treasury Price" means, with respect to any redemption date for the Notes due 2012:

 . the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations; or

 . if the trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained by the trustee.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time on the third business day preceding such redemption date.

"Reference Treasury Dealer" means each of Salomon Smith Barney Inc., J.P.
Morgan Securities Inc., and two other treasury dealers selected by Alcoa, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer, which we refer to as a "Primary Treasury Dealer," Alcoa will substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

"Remaining Scheduled Payments" means, with respect to each Note due 2012 to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note due 2012, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

On and after the redemption date, interest will cease to accrue on the Notes due 2012 or any portion thereof called for redemption, unless Alcoa defaults in the payment of the redemption price and accrued interest. On or before the redemption date, Alcoa will deposit with a paying agent, or the trustee, money sufficient to pay the redemption price of and accrued interest on the Notes due 2012 to be redeemed on such date. If less than all of the Notes due 2012 are to be redeemed, the Notes due 2012 to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.

Status

The notes will rank pari passu with other unsecured unsubordinated indebtedness of Alcoa.

Defeasance of Certain Obligations

Alcoa may omit to comply with the covenants described under "Description of Senior Debt Securities--Certain Limitations" and the covenants described under "Description of Senior Debt Securities--Consolidation, Merger and Sale of Assets" in the prospectus if the conditions set forth under "Description of Senior Debt Securities--Defeasance and Covenant Defeasance" in the prospectus are satisfied.

Book-Entry, Delivery and Form

The notes will be issued in the form of one or more fully registered global notes, which we refer to as the "Global Notes," which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, which we refer to as the "Depositary" or "DTC," and registered in the name of Cede & Co., the Depositary's nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary. Investors may elect to hold interests in the Global Notes through the Depositary, Clearstream Banking, Societe Anonyme, which we refer to as "Clearstream, Luxembourg," or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as "Euroclear," if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and The Chase Manhattan Bank will act as depositary for Euroclear, which we refer to in such capacities as the "U.S. Depositaries." Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

The Depositary has advised Alcoa as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and certain other organizations, some of whom, and/or their representatives, own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream, Luxembourg holds securities for its customers, which we refer to as "Clearstream, Luxembourg Customers," and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Customers through electronic book-entry transfers between their accounts. Clearstream, Luxembourg provides to Clearstream, Luxembourg Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream, Luxembourg Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream, Luxembourg's Customers in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream, Luxembourg is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Customer.

Distributions with respect to the notes held through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Customers in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

Euroclear advises that it was created in 1968 to hold securities for its participants, which we refer to as "Euroclear Participants," and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the "Euroclear Operator," under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation, which we refer to as the "Cooperative." All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we refer to collectively as the "Terms and Conditions." The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Euroclear further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Global Notes.

The Euroclear Operator advises that under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Euroclear Participants credited with such interests in securities on the Euroclear Operator's records, all Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interest in securities actually on deposit.

Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.

Individual certificates in respect of the notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with the Global Notes or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor clearing system is not appointed by us within 90 days after receiving such notice from DTC or upon becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the notes represented by such Global Notes upon delivery of such Global Notes for cancellation. In the event that individual certificates are issued, holders of the notes will be able to receive payments, including principal and interest, on the notes and effect transfer of the notes at the offices of our paying and transfer agent in Luxembourg, Deutsche Bank Luxembourg.

Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream, Luxembourg, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream, Luxembourg and within Euroclear and between Clearstream, Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream, Luxembourg and Euroclear. Book-entry interests in the notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the notes among Clearstream, Luxembourg and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Luxembourg, Euroclear and DTC.

A further description of the Depositary's procedures with respect to the Global Notes is set forth in the accompanying prospectus under "Description of Senior Debt Securities--Book-Entry Securities" beginning on page 12. The Depositary has confirmed to us, the underwriters and the trustee that it intends to follow such procedures.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg Customers and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream, Luxembourg Customers or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream, Luxembourg Customers and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of interests in the notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions involving interests in such notes settled during such processing will be reported to the relevant Clearstream, Luxembourg Customers or Euroclear Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of interests in the notes by or through a Clearstream, Luxembourg Customer or a Euroclear Participant to a DTC participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of the Depositary, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Tax Redemption

The notes may be redeemed as a whole, at our option at any time before maturity, upon the giving of a notice of redemption as described below, if:

(a) we determine that, as a result of any change in or amendment to the laws, or any regulations or rulings promulgated thereunder, of the United States or of any political subdivision or taxing authority thereof or therein, or any change in official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the date of this prospectus supplement, we have or will become obligated to pay additional amounts as described under "--Payment of Additional Amounts" below; or

(b) a taxing authority of the United States takes an action on or after the date of this prospectus supplement, whether or not with respect to us or any of our affiliates, that results in a substantial probability that we will or may be required to pay such additional amounts, in either case, with respect to such notes for reasons outside our control and after taking reasonable measures available to us to avoid such obligation.

The notes will be redeemed at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the date fixed for redemption. Before the giving of any notice of redemption under the circumstances described above, we will deliver to the trustee:

 . a certificate stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred; and

 . an opinion of independent counsel satisfactory to the trustee to the effect that we have or will become obligated or there is a substantial probability that we will or may be required to pay such additional amounts for the reasons described above;

provided that no such notice of redemption will be given earlier than 60 days before the earliest date on which we would be obligated to pay such additional amounts if a payment in respect of the notes were then due.

Notice of redemption will be given to holders of the notes not less than 30 nor more than 60 days before the date fixed for redemption, which date and the applicable redemption price will be specified in the notice. This notice will be given in accordance with "--Notices" below.

Further Issues

We may from time to time, without notice to, or the consent of, the registered holders of the notes, create and issue further notes equal in rank to the notes offered hereby in all respects (or in all respects except for the payment of interest accruing before the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and so that such further notes may be consolidated and form a single series with the notes and have the same terms as to status, redemption or otherwise as the notes. We will not issue any further notes intended to form a single series with the notes unless the further notes will be fungible with all notes of the same series for U.S. federal income tax purposes.

Payment of Additional Amounts

We will, subject to certain exceptions and limitations set forth below, pay such additional amounts to the beneficial owner of any note who is a Non-U.S. Holder, as defined below, as may be necessary in order that every net payment of principal of and interest on such note and any other amounts payable on such note, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by the United States, or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for in such note to be then due and payable. We will not, however, be required to make any such payment of additional amounts to any beneficial owner for or on account of:

 . any such tax, assessment or other governmental charge that would not have been so imposed or withheld but for the existence of any present or former connection between such beneficial owner (or between a fiduciary, settlor, beneficiary, member or shareholder of such beneficial owner, if such beneficial owner is an estate, a trust, a partnership or a corporation) and the United States and its possessions, including, without limitation, such beneficial owner (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein;

 . any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or any similar tax, assessment or governmental charge;

 . any tax, assessment or other governmental charge imposed or withheld by reason of such beneficial owner's past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

 . any tax, assessment or other governmental charge that is payable otherwise than by withholding from payments on or in respect of any note;

 . any tax, assessment or other governmental charge that would not have been imposed or withheld but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the beneficial owner of such note, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein or by an applicable income tax treaty to which the United States is a party as a precondition to relief or exemption from such tax, assessment or other governmental charge;

 . any tax, assessment or other governmental charge imposed or withheld by reason of such beneficial owner's past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of our stock entitled to vote or as a controlled foreign corporation that is related directly or indirectly to us through stock ownership or being a bank making a loan in the ordinary course of business;

 . any withholding or deduction imposed on a payment to an individual that is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000, or any law implementing or complying with, or introduced in order to conform to, such Directive; or

 .  any combination of these factors.

Such additional amounts shall also not be paid with respect to any payment on a note to a Non-U.S. Holder, as defined below, who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States, or any political subdivision thereof, to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had such beneficiary, settlor, member or beneficial owner, as the case may be, held its interest in the note directly. The term "Non-U.S. Holder" is defined below and includes a foreign partnership to the extent that one or more of its members is a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust.

Notices

Notices to holders of the notes will be sent by mail to the registered holders and will be published, whether the notes are in global or definitive form, so long as the notes are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in Luxembourg in the Luxemburger Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication. So long as the notes are listed on the Luxembourg Stock Exchange, any appointment of or change in the Luxembourg paying agent and transfer agent will be published in Luxembourg in the manner set forth above.

                            UNITED STATES TAXATION

General

This section summarizes the material U.S. tax consequences to holders of notes. However, the discussion is limited in the following ways:

 .  The discussion only covers you if you buy your notes in the initial offering.

 .  The discussion only covers you if you hold your notes as a capital asset
   (that is, for investment purposes), and if you do not have a special tax status.

 . The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of notes. We suggest that you consult your tax advisor about the consequences of holding notes in your particular situation.

 . The discussion is based on current law. Changes in the law may change the tax treatment of the notes.

 .  The discussion does not cover state, local or foreign law.

 . The discussion does not apply to you if you are a non-U.S. holder of notes and if you (a) own 10% or more of the voting stock of Alcoa, (b) are a "controlled foreign corporation" with respect to Alcoa, or (c) are a bank making a loan in the ordinary course of its business.

 . We have not requested a ruling from the IRS on the tax consequences of owning the notes. As a result, the IRS could disagree with portions of this discussion.

If you are considering buying notes, we suggest that you consult your tax advisors about the tax consequences of holding the notes in your particular situation.

Tax Consequences to U.S. Holders

This section applies to you if you are a "U.S. Holder". A "U.S. Holder" is:

 .  an individual U.S. citizen or resident alien;

 . a corporation, or entity taxable as a corporation, that was created under U.S. law (federal or state); or

 . an estate or trust whose worldwide income is subject to U.S. federal income tax.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding notes, we suggest that you consult your tax advisor.

Interest

 . If you are a cash method taxpayer (including most individual holders), you must report interest on the notes in your income when you receive it.

 . If you are an accrual method taxpayer, you must report interest on the notes in your income as it accrues.

Sale or Retirement of Notes

On your sale or retirement of your note:

 . You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the note. Your tax basis in the note is your cost, subject to certain adjustments.

 . Your gain or loss will generally be capital gain or loss, and will be long term capital gain or loss if you held the note for more than one year.

 . If you sell the note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the note but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.

Information Reporting and Backup Withholding

Under the tax rules concerning information reporting to the IRS:

 . Assuming you hold your notes through a broker or other securities intermediary, the intermediary must provide information to the IRS concerning interest and retirement proceeds on your notes, unless an exemption applies.

 . Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

 . If you are subject to these requirements but do not comply, the intermediary must withhold up to 31% of all amounts payable to you on the notes
   (including principal payments). If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

 . All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Tax Consequences to Non-U.S. Holders

For purposes of the following discussion a "Non-U.S. Holder" is:

 .  an individual that is not a citizen or resident of the United States;

 . a corporation or other entity treated as a corporation for United States federal income tax purposes organized or created under non-U.S. law; or

 .  an estate or trust that is not taxable in the U.S. on its worldwide income.

Withholding Taxes

Generally, payments of principal and interest on the notes will not be subject to U.S. withholding taxes.

However, for the exemption from withholding taxes to apply to you, one of the following requirements must be met. These requirements have been changed for interest paid on or after January 1, 2001.

 . You provide a completed Form W-8BEN (or substitute form) to the bank, broker or other intermediary who holds the notes. The Form W-8BEN contains your name, address and a statement that you are the beneficial owner of the notes and that you are not a U.S. Holder.

 . You hold your notes directly through a "qualified intermediary", and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. withholding rules under specified procedures.

 . You are entitled to an exemption from withholding tax on interest under a tax treaty between the U.S. and your country of residence. To claim this exemption, you must generally complete Form W-8BEN and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

 . The interest income on the notes is effectively connected with the conduct of your trade or business in the U.S., and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI.

Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax under any of the following circumstances:

 . The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

 . The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

 . An intermediary through which you hold the notes fails to comply with the procedures necessary to avoid withholding taxes on the notes. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the notes. However, if you hold your notes through a qualified intermediary--or if there is a qualified intermediary in the chain of title between yourself and the withholding agent for the notes--the qualified intermediary will not generally forward this information to the withholding agent.

Interest payments made to you will generally be reported to the IRS and to you on Form 1042-S. However, this reporting does not apply to you if one of the following conditions applies:

 . You hold your notes directly through a qualified intermediary and the applicable procedures are complied with.

 .  You file Form W-8ECI.

The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. In addition, special rules apply to certain types of non-U.S. Holders, including partnerships, trusts, and other entities treated as pass-through entities for U.S. federal income tax purposes. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

Sale or Retirement of Notes

If you sell a note or it is redeemed, you will not be subject to federal income tax on any gain unless one of the following applies:

 .  The gain is connected with a trade or business that you conduct in the U.S.

 . You are an individual, you are present in the U.S. for at least 183 days during the year in which you dispose of the note, and certain other conditions are satisfied.

 . The gain represents accrued interest, in which case the rules for interest would apply.

U.S. Trade or Business

If you hold your note in connection with a trade or business that you are conducting in the U.S.:

 . Any interest on the note, and any gain from disposing of the note, generally will be subject to income tax as if you were a U.S. Holder.

 . If you are a corporation, you may be subject to the "branch profits tax" on your earnings that are connected with your U.S. trade or business, including earnings from the note. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

Estate Taxes

If you are an individual, your notes will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the notes were not connected to a trade or business that you were conducting in the U.S.

Information Reporting and Backup Withholding

U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Holders as follows:

 . Principal and interest payments you receive will be automatically exempt from the usual rules if you are a Non-U.S. Holder exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, as described above, interest payments made to you may be reported to the IRS on Form 1042-S.

 . Sale proceeds you receive on a sale of your notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

Possible European Union Requirements

The European Union is currently considering proposals for a new directive regarding the taxation of savings income. According to the most recently available information, it is proposed that, subject to a number of important conditions being met, Member States will be required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other Member State, subject to the right of certain Member States to opt instead for a withholding system for a transitional period in relation to such payments. Full details of the proposals are not currently available, and they may in any case be subject to further amendment.

                                 UNDERWRITING

Under the terms and subject to the conditions contained in the underwriting agreement dated the date hereof, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them severally, the respective amount of the notes set forth below opposite their names. In the underwriting agreement, the underwriters have agreed to purchase all the notes if any notes are purchased.

                                                Principal Amount
                                                  of Floating    Principal Amount
Name                                               Rate Notes    of Notes due 2012
----                                            ---------------- -----------------
Salomon Smith Barney Inc.......................   $175,000,000    $  350,000,000
J.P. Morgan Securities Inc.....................    175,000,000       350,000,000
Credit Suisse First Boston Corporation.........     57,500,000       115,000,000
ABN AMRO Incorporated..........................     22,500,000        45,000,000
Commerzbank Capital Markets Corp...............     22,500,000        45,000,000
Deutsche Banc Alex. Brown Inc..................     22,500,000        45,000,000
Australia and New Zealand Banking Group Limited      5,000,000        10,000,000
Banca d' Intermediazione Mobiliare IMI S.p.A...      5,000,000        10,000,000
BNP Paribas Securities Corp....................      5,000,000        10,000,000
National Australia Bank Ltd., London Branch....      5,000,000        10,000,000
Tokyo-Mitsubishi International plc.............      5,000,000        10,000,000
                                                  ------------    --------------
       Total...................................   $500,000,000    $1,000,000,000
                                                  ============    ==============

We have been advised by the underwriters that the underwriters propose to offer the notes to the public initially at the public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.150% of the principal amount of the Floating Rate Notes and 0.300% of the principal amount of the Notes due 2012; that the underwriters may allow, and such dealers may reallow, a concession not in excess of 0.100% of the principal amount of the Floating Rate Notes and 0.125% of the principal amount of the Notes due 2012 on sales to certain other dealers; and that after the initial public offering, the public offering price and such concessions may be changed by the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The notes are offered for sale in those jurisdictions in the United States, Europe and Asia where it is legal to make such offers.

The underwriters have represented and agreed that (1) they have not taken any action in any jurisdiction that would permit a public offering of the notes, and will not possess or distribute this prospectus supplement and the accompanying prospectus or any other offering material in any other jurisdiction where action for that purpose is required and (2) they will comply with all relevant laws and regulations in each jurisdiction in which they (A) purchase, offer, sell or deliver notes or (B) have in their possession or distribute the prospectus supplement and prospectus or any other offering material.

The underwriters have agreed that they have not offered or sold, and will not offer or sell, directly or indirectly, any of the notes in or to residents of Japan or to any persons for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan unless an exemption from the registration requirements of the Securities and Exchange Law is available and they are in compliance with the other relevant laws of Japan.

The underwriters have represented and agreed that (1) they have not offered or sold and before the date six months after the date of issue of the notes will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) they have complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by them in relation to the notes in, from or otherwise involving the United Kingdom; and (3) they have only issued or passed on and will only issue or pass on in the United Kingdom any document received by them in connection with the issue of the notes to a person who is of a kind described in Article 11 (3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

Although application has been made to list the notes on the Luxembourg Stock Exchange, a listing may not be obtained. In addition, the notes are a new issue of securities with no established trading market. Alcoa has been advised by the underwriters that they intend to make a market in the notes, but that they are not obligated to do so and may discontinue such market-making at any time without notice.

Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate shorts or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities and may end any of them at any time.

Expenses associated with this offering to be paid by Alcoa are estimated at $765,000.

Alain J. P. Belda, Director, Chairman of the Board and Chief Executive Officer of Alcoa, and Franklin A. Thomas, a director of Alcoa, are also directors of Citigroup Inc., an affiliate of Salomon Smith Barney Inc. Another of our directors, Marina v.N. Whitman, is also a director of J.P. Morgan Chase & Co., an affiliate of J.P. Morgan Securities Inc. The trustee and calculation agent, Chase Manhattan Trust Company, National Association, is also an affiliate of J.P. Morgan Securities Inc.

Australia and New Zealand Banking Group Limited, Banca d' Intermediazione Mobiliare IMI S.p.A., National Australia Bank Ltd., London Branch, and Tokyo-Mitsubishi International plc are not U.S. registered broker-dealers and, therefore, to the extent that any of them intends to effect any sales of notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by NASD regulations.

In the ordinary course of their respective businesses, the underwriters or their affiliates have engaged, are engaging and may in the future engage in investment banking, financial advisory and/or commercial banking transactions with us and our affiliates.

It is expected that delivery of the notes will be made against payment therefor on or about December 6, 2001, which is the fifth business day following the date of this prospectus supplement. This settlement cycle is referred to as T+5. The ability to settle secondary market trades of the notes effected on the day of and the day following pricing may be affected by T+5 settlement.

                                 LEGAL MATTERS

The validity of the notes offered by this prospectus supplement will be passed upon for Alcoa by Thomas F. Seligson, Esq., Counsel of Alcoa. Mr. Seligson is paid a salary by Alcoa, is a participant in various employee benefit plans offered by Alcoa to employees of Alcoa generally and has options to purchase shares of Alcoa common stock. The underwriters have been represented by Cravath, Swaine & Moore, New York, New York. Cravath, Swaine & Moore is currently representing Alcoa in connection with various matters.

                              GENERAL INFORMATION

Listing

Application has been made to list the notes on the Luxembourg Stock Exchange. In connection with the listing application, Alcoa's articles of incorporation and by-laws and a legal notice relating to the issuance of the notes have been deposited before listing with the Chief Registrar of the District Court of Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus and the indenture and our current Annual Report on Form 10-K and Quarterly Report on Form 10-Q as well as all such future reports, so long as any of the notes are outstanding, will be made available for inspection at the main office of Deutsche Bank Luxembourg S.A. in Luxembourg. Deutsche Bank Luxembourg will act as intermediary for Alcoa and the holders of the notes. In addition, copies of the above reports of Alcoa may be obtained free of charge at such office. The underwriting agreement will be available for inspection at the offices of Deutsche Bank Luxembourg.

Independent Accountants

The independent accountants of Alcoa are PricewaterhouseCoopers LLP.

Material Change

Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, there has been no material adverse change in our financial position since September 30, 2001.

Litigation

Other than as disclosed or contemplated in the documents incorporated herein by reference, neither we nor any of our subsidiaries is involved in litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the issue of the notes and we are not aware of any such litigation, arbitration, or administrative proceedings pending or threatened.

Authorization

Resolutions relating to the issue and sale of the notes were adopted by the Board of Directors of Alcoa on January 15, 1993, May 13, 1993, March 11, 1994, November 10, 1995, March 13, 1998, March 10, 2000 and November 9, 2001.

Governing Law

The notes and the indenture are governed by, and shall be construed in accordance with, the laws of the Commonwealth of Pennsylvania, United States of America, applicable to agreements made and to be performed wholly within such jurisdiction.

Identification Numbers

The notes have been accepted for clearing through Euroclear and Clearstream, Luxembourg. The Floating Rate Notes have been assigned Common Code 014000224, International Security Identification Number (ISIN) No. US013817AE18 and CUSIP No. 013817AE1. The Notes due 2012 have been assigned Common Code 014000321, International Security Identification Number (ISIN) No. US013817AF82 and CUSIP No. 013817AF8.

PROSPECTUS

                               [LOGO] Alcoa Logo

                                $3,000,000,000

                                  Alcoa Inc.

                                Debt Securities

                     Warrants to Purchase Debt Securities

                                Preferred Stock

                                 Common Stock

                                 Alcoa Trust I

 Trust Preferred Securities Fully and Unconditionally Guaranteed by Alcoa Inc.

                               -----------------

Alcoa Inc. may sell from time to time in one or more offerings, together or separately:

 .  senior debt securities
 .  subordinated debt securities
 .  warrants to purchase debt securities
 .  preferred stock
 . common stock issuable only upon conversion or exchange of securities convertible into or exchangeable for common stock.

Alcoa Inc.'s common stock is listed on the New York Stock Exchange under the symbol "AA."

Alcoa Trust I may sell trust preferred securities, fully and unconditionally guaranteed on a subordinated basis by Alcoa Inc.

The securities offered by Alcoa Inc. and Alcoa Trust I may be issued in one or more series or issuances and their total offering price, in the aggregate, will not exceed $3,000,000,000. We will provide the specific terms of any securities we actually offer for sale in supplements to this prospectus. You should read this prospectus and the supplements carefully before you decide to invest in any of these securities.

The mailing address of the principal executive offices of Alcoa Inc. and Alcoa Trust I is 201 Isabella Street, Pittsburgh, Pennsylvania 15212-5858. The telephone number is (412) 553-4545.

                               -----------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

                               -----------------

                The date of this Prospectus is April 26, 2001.

                               TABLE OF CONTENTS

                                                              Page
                                                              ----
About this Prospectus........................................   3
Where You Can Find More Information..........................   3
Incorporation by Reference...................................   4
Alcoa Inc....................................................   5
Alcoa Trust I................................................   6
Ratios of Earnings to Fixed Charges..........................   7
Use of Proceeds..............................................   7
Description of Senior Debt Securities........................   8
Description of Subordinated Debt Securities..................  21
Description of Warrants......................................  27
Description of Preferred Stock...............................  28
Description of Common Stock..................................  32
Description of Trust Preferred Securities and Trust Guarantee  34
Plan of Distribution.........................................  38
Legal Matters................................................  39
Experts......................................................  39

                             ABOUT THIS PROSPECTUS

This prospectus is part of a "shelf" registration statement that Alcoa and the Alcoa Trust have filed with the SEC. By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus in a dollar amount that does not exceed $3,000,000,000. For further information about Alcoa's business, the Alcoa Trust and the securities, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we may offer, you should review the full text of these documents. The registration statement can be obtained from the SEC as indicated under the heading "Where You Can Find More Information."

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading "Where You Can Find More Information."

You should rely only on the information contained or incorporated by reference in this prospectus and the prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                      WHERE YOU CAN FIND MORE INFORMATION

Alcoa Inc. ("Alcoa" or "the Company") files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Its SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document it files with the SEC at the SEC's public reference rooms at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. Alcoa's common stock is listed and traded on the New York Stock Exchange (the "NYSE"). You may also inspect the information it files with the SEC at the NYSE's offices at 20 Broad Street, New York, New York 10005.

No separate financial statements of Alcoa Trust I (the "Alcoa Trust") have been included or incorporated by reference. Neither the Alcoa Trust nor Alcoa considers financial statements of the Alcoa Trust material to holders of the trust preferred securities because:

 . all of the voting securities of the Alcoa Trust will be owned, directly or indirectly, by Alcoa, a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

 . the Alcoa Trust has no independent operations and exists for the purpose of issuing securities representing undivided beneficial interests in the assets of the Alcoa Trust and investing the proceeds in the subordinated debt securities issued by Alcoa; and

 . the obligations of the Alcoa Trust under the trust preferred securities issued by it will be fully and unconditionally guaranteed on a subordinated basis by Alcoa to the extent described in this prospectus.

                          INCORPORATION BY REFERENCE

The SEC allows Alcoa to "incorporate by reference" the information in documents it files with the SEC. This means that Alcoa can disclose important information to you by referring you to those documents. Any information Alcoa incorporates in this manner is considered part of this prospectus. Any information Alcoa files with the SEC after the date of this prospectus will automatically update and supersede the information contained or incorporated by reference in this prospectus.

Alcoa incorporates by reference the following document that it has filed with the SEC:

 . Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended by Amendment No. 1 on Form 10-K/A filed on March 6, 2001.

Alcoa also incorporates by reference any future filings it will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus, but before the end of the offering of the securities made by this prospectus.

You may request a copy of any filings referred to above (including any exhibits that are specifically incorporated by reference), at no cost, by contacting Alcoa at the following address or telephone number:

                                  Alcoa Inc.
                             Attention: Treasurer
                              201 Isabella Street
                      Pittsburgh, Pennsylvania 15212-5858
                           Telephone: (412) 553-4545

                                  ALCOA INC.

Alcoa is the world's leading producer of primary aluminum, fabricated aluminum and alumina, and is active in all major aspects of the industry: technology, mining, refining, smelting, fabricating and recycling. Alcoa serves customers worldwide in the packaging, consumer, automotive and transportation, aerospace, building and construction, industrial products and distribution markets. Related businesses include packaging machinery, precision castings, vinyl siding, plastic bottles and closures, fiber optic cables and electrical distribution systems for cars and trucks.

Alcoa's operations consist of five worldwide segments: Alumina and Chemicals, Primary Metals, Flat-Rolled Products, Engineered Products and Packaging and Consumer. Alcoa businesses that are not reported to management as part of one of these five segments are aggregated and reported as "Other."

Alumina and Chemicals--This segment's activities include the mining of bauxite, which is then refined into alumina. Alumina is sold to internal and external customers worldwide or processed into industrial chemical products.

Primary Metals--This segment consists of Alcoa's worldwide smelter system and includes the smelting operations of Reynolds Metals Company ("Reynolds") acquired in 2000. Primary Metals receives alumina from the Alumina and Chemicals segment and produces aluminum ingot to be used by Alcoa's fabricating businesses, as well as sold to outside customers. Also included in this segment are revenues from the sale of powder, scrap and excess power, results from internal hedging contracts and results from marking to market certain aluminum commodity contracts.

Flat-Rolled Products--This segment's principal business is the production and sale of aluminum plate, sheet and foil. This segment includes rigid container sheet, which is used to produce aluminum beverage cans, and sheet and plate used in the transportation and distributor markets.

Engineered Products--This segment consists of hard- and soft-alloy extrusions, including architectural extrusions, super-alloy castings, steel and aluminum fasteners, aluminum forgings and wheels. These products serve the transportation, construction and distributor markets.

Packaging and Consumer--This segment includes the packaging and consumer businesses of Reynolds acquired in 2000, as well as Alcoa's closures, packaging, PET bottles and packaging machinery businesses. Alcoa's closures, packaging, PET bottles and packaging machinery businesses were previously included in the Other group.

Other--This group includes Alcoa Fujikura Ltd., which produces fiber-optic cable, provides services for the telecommunications industry and produces electrical components for the automotive industry; Thiokol Propulsion, a producer of solid rocket propulsion systems; Reynolds' metal distribution business (known as RASCO); the residential building products operations, Alcoa Building Products; and aluminum automotive engineering and parts businesses.

Alcoa has operating locations in 37 countries. The principal executive offices of Alcoa are located at 201 Isabella Street, Pittsburgh, Pennsylvania 15212-5858 (telephone: (412) 553-4545).

                                 ALCOA TRUST I

The Alcoa Trust is a statutory business trust formed under Delaware law pursuant to:

 . a Declaration of Trust (a "Declaration") executed by Alcoa, as sponsor for the Alcoa Trust, and the trustees of the Alcoa Trust; and

 .  the filing of a certificate of trust with the Delaware Secretary of State.

Unless an accompanying prospectus supplement provides otherwise, the Alcoa Trust exists for the sole purposes of:

 . selling trust preferred securities and investing the proceeds in a specific series of subordinated debt securities issued by Alcoa;

 . issuing and selling common securities to Alcoa in exchange for cash and investing the proceeds in additional subordinated debt securities issued by Alcoa; and

 . engaging in other activities that are necessary, convenient or incidental to the sale of trust preferred and common securities or the purchase of Alcoa debt securities.

The Alcoa Trust will not borrow money, issue debt or reinvest proceeds derived from investments, pledge any of its assets, or otherwise undertake, or permit to be undertaken, any activity that would cause the Alcoa Trust not to be classified for United States Federal income tax purposes as a grantor trust. Alcoa will own all of the trust common securities issued by the Alcoa Trust. The trust common securities will rank pari passu, and payments will be made thereon pro rata, with the trust preferred securities, except that upon the occurrence and continuance of an event of default under the Declaration, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. In connection with the issuance of trust preferred securities by the Alcoa Trust, Alcoa will acquire trust common securities having an aggregate liquidation amount equal to a minimum of 3% of the total capital of the Alcoa Trust. The Alcoa Trust will have a term of 40 years, but may terminate earlier as provided in the Declaration.

The Alcoa Trust's business and affairs will be conducted by the trustees. The holder of the trust common securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of the Alcoa Trust. The duties and obligations of the trustees will be governed by the Declaration of the Alcoa Trust. At least one of the trustees of the Alcoa Trust will be a person who is an employee or officer of or who is affiliated with Alcoa (a "Regular Trustee"). One trustee of the Alcoa Trust will be a financial institution that is not affiliated with Alcoa, which will act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), pursuant to the terms set forth in the applicable prospectus supplement (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one trustee of the Alcoa Trust will be a legal entity having a principal place of business in, or an individual resident of, the State of Delaware (the "Delaware Trustee").

Alcoa will pay all fees and expenses related to the Alcoa Trust and the offering of the trust preferred securities. Unless otherwise set forth in the prospectus supplement, the Property Trustee will be The Chase Manhattan Bank, and the Delaware Trustee will be Chase Manhattan Bank Delaware. The office of the Delaware Trustee in the State of Delaware is 1201 Market Street, Wilmington, Delaware 19801. The principal place of business of the Alcoa Trust is c/o Alcoa Inc., 201 Isabella Street, Pittsburgh, Pennsylvania 15212-5858 (telephone: (412) 553-4545).

                      RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of Alcoa's earnings to fixed charges for the periods indicated:

                             Year Ended December 31,
                            ------------------------
                            2000 1999 1998 1997 1996
                            ---- ---- ---- ---- ----
                            6.5. 8.1  7.0  9.2  7.1

The ratios include all earnings, before extraordinary items and the cumulative effects of accounting changes, and fixed charges of Alcoa and its majority owned subsidiaries. Earnings have been calculated by adding to net income the provision for taxes on income, amortization of capitalized interest, interest expense and an amount representative of the interest factor in rentals, the distributed income of less than 50% owned entities, and have been decreased by the undistributed earnings of entities less than 50% owned, preferred stock dividend requirements of majority owned subsidiaries and the minority interest share in the losses of majority owned subsidiaries without fixed charges of Alcoa. Fixed charges consist of total interest expense, amortization of debt expense, an amount representative of the interest factor in rentals, capitalized interest and preferred stock dividend requirements of majority owned subsidiaries.

                                USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, Alcoa will use the net proceeds from the sale of the securities offered by it for general corporate purposes, including repayment of borrowings (including borrowings under Alcoa's commercial paper program), working capital, capital expenditures, stock repurchase programs and acquisitions. Unless otherwise specified in a prospectus supplement, the Alcoa Trust will use the net proceeds from the sale of the trust preferred securities to purchase subordinated debt securities of Alcoa.

                     DESCRIPTION OF SENIOR DEBT SECURITIES

The following description sets forth certain general terms and provisions of the senior debt securities Alcoa may offer from time to time in the future. The particular terms of the senior debt securities and the extent, if any, to which the following general provisions may apply to any series of senior debt securities will be described in the related prospectus supplement.

Senior debt securities may be issued, from time to time, in one or more series under an indenture, dated as of September 30, 1993, between Alcoa and Chase Manhattan Trust Company, N.A., as successor trustee, or another trustee that is named in a prospectus supplement. The indenture is filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The following summary of certain provisions of the indenture and the senior debt securities is not meant to be complete. For more information, you should refer to the full text of the indenture and the senior debt securities, including the definitions of terms used and not defined in this prospectus or the prospectus supplement.

General

The indenture does not limit the aggregate principal amount of senior debt securities that Alcoa may issue. Unless otherwise specified in a prospectus supplement, the senior debt securities:

 .  will be unsecured obligations of Alcoa;

 . may be issued under the indenture from time to time in separate series up to the aggregate amount from time to time authorized by Alcoa for each series; and

 . will rank on a parity with all other unsecured and unsubordinated indebtedness of Alcoa.

A prospectus supplement will describe the following terms of any series of senior debt securities Alcoa may offer:

 .  the title;

 .  any limit on the aggregate principal amount that Alcoa may issue;

 . whether the senior debt securities are to be issuable as registered securities or bearer securities or both, whether any of the senior debt securities are to be issuable initially in temporary global form and whether any of the senior debt securities are to be issuable in permanent global form;

 . the price(s), expressed as a percentage of aggregate principal amount, at which the senior debt securities will be issued;

 .  the date(s) of maturity;

 . any rate(s) of interest or the formula pursuant to which interest rate(s) will be determined, and the date from which interest will accrue;

 . the interest payment dates on which any interest on the senior debt securities will be payable, the regular record date for any interest payable on any senior debt securities which are registered securities on any interest payment date and the extent to which, or the manner in which, any interest payable on a temporary global senior debt security on an interest payment date will be paid if other than in the manner described under "Temporary Global Securities" below;

 . the person to whom any interest on any registered security of the series will be payable if other than the person in whose name the registered security is registered at the close of business on the regular record date for the interest as described under "Payment and Paying Agents" below, and the manner in which any interest on any bearer security will be paid if other than in the manner described under "Payment and Paying Agents" below;

 .  any mandatory or optional sinking fund or analogous provisions;

 . each office or agency where, subject to the terms of the indenture as described below under "Payment and Paying Agents," the principal of and any premium and interest on the senior debt securities will be payable and each office or agency where, subject to the terms of the indenture as described below under "Form, Exchange, Registration and Transfer," the senior debt securities may be presented for registration of transfer or exchange;

 . any date after which and the price(s) at which the senior debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any optional or mandatory redemption provisions;

 . the denominations in which any senior debt securities that are registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any senior debt securities that are bearer securities will be issuable, if other than the denomination of $5,000;

 . the currency, currencies or currency units of payment of principal of and any premium and interest on the senior debt securities and the manner of determining the U.S. dollar equivalent for purposes of determining outstanding senior debt securities of the series;

 . any index used to determine the amount of payments of principal of and any premium and interest on the senior debt securities;

 . the portion of the principal amount of the senior debt securities, if other than the principal amount, payable upon acceleration of maturity;

 . if other than the trustee, the person who will be the security registrar of senior debt securities;

 . whether the senior debt securities will be subject to defeasance or covenant defeasance as described under "Defeasance and Covenant Defeasance";

 . any terms and conditions under which the senior debt securities of the series are convertible into or exchangeable for other securities of Alcoa or another issuer;

 . whether the senior debt securities of the series will be issuable in whole or in part in the form of one or more book-entry securities and, in such case, the depository or depositories for such book-entry debt security or book-entry securities and any circumstances other than those set forth in the indenture in which any such book-entry security may be transferred to, and registered and exchanged for senior debt securities registered in the name of, a person other than the depository for such book-entry security or a nominee thereof and in which any such transfer may be registered;

 . any other terms of the senior debt securities not inconsistent with the provisions of the indenture (Section 301); and

 . any special provisions for the payment of additional amounts with respect to the senior debt securities.

Senior debt securities may be issued at a substantial discount below their stated principal amount. Certain United States Federal income tax considerations applicable to senior debt securities issued at a discount and to senior debt securities that are denominated in a currency other than United States dollars will be described in the applicable prospectus supplement.

Senior debt securities may also be issued under the indenture upon the exercise of warrants issued by Alcoa. See "Description of Warrants." United States Federal income tax consequences applicable to any warrants will be set forth in the applicable prospectus supplement.

Form, Exchange, Registration and Transfer

Senior debt securities may be issued in registered form or bearer form or both, as specified in the terms of the series. Unless otherwise indicated in an applicable prospectus supplement, definitive bearer securities will have interest coupons attached. (Section 201) Senior debt securities of a series may also be issuable in temporary and permanent global form. (Section 201) See "Permanent Global Securities."

In connection with its sale during the restricted period (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)), no bearer security, including a senior debt security in permanent global form, may be mailed or otherwise delivered to any location in the United States or its possessions. No bearer security other than a temporary global bearer security may be delivered, nor may interest be paid on any bearer security unless the person entitled to receive the bearer security or interest furnishes written certification, in the form required by the indenture, to the effect that such person:

 .  is not a United States person;

 . is a foreign branch of a United States financial institution purchasing for its own account or for resale, or is a United States person who acquired the senior debt security through such a financial institution and who holds the senior debt security through such financial institution on the date of certification. In either of such cases, such financial institution must provide a certificate to Alcoa or the distributor selling the senior debt security to it stating that it agrees to comply with the requirements of
   Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the United States Treasury Regulations thereunder; or

 . is a financial institution holding for purposes of resale during the restricted period (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)).

A financial institution holding for purposes of resale during the restricted period, whether or not also satisfying the other two prongs of the above sentence, must certify that it has not acquired the senior debt security for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions. In the case of a bearer security in permanent global form, such certification must be given in connection with notation of a beneficial owner's interest therein. (Section
303) See "Temporary Global Securities."

Senior debt securities may be presented for exchange as follows:

 . Registered securities will be exchangeable for other registered securities of the same series.

 . If senior debt securities have been issued as both registered securities and bearer securities, subject to certain conditions, holders may exchange bearer securities for registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor.

 . Bearer securities surrendered in exchange for registered securities between a regular record date or a special record date and the relevant date for payment of interest must be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the indenture.

 .  Bearer securities will not be issued in exchange for registered securities.

 . Each bearer security other than a temporary global bearer security will bear a legend substantially to the following effect: "Any United States Person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections
   165(j) and 1287(a) of the Internal Revenue Code."

Registered securities may be presented for registration of transfer, with the form of transfer endorsed thereon duly executed, if so required by Alcoa or the trustee or any transfer agent, at the office of the security registrar or at the office of any transfer agent designated by Alcoa for that purpose with respect to any series of senior debt securities and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. Any transfer or exchange will be effected once the security registrar or transfer agent, as the case may be, is satisfied with the documents of title and identity of the person making the request. (Section 305)

If a prospectus supplement refers to any transfer agents, in addition to the security registrar, initially designated by Alcoa with respect to any series of senior debt securities, Alcoa may at any time rescind the designation of any additional transfer agent or approve a change in the location through which any transfer agent acts. If senior debt securities of a series are issuable solely as registered securities, Alcoa will be required to maintain a transfer agent in each place of payment for the series. If senior debt securities of a series are issuable as bearer securities, Alcoa will be required to maintain, in addition to the security registrar, a transfer agent in a place of payment for the series located outside the United States. Alcoa may at any time designate additional transfer agents with respect to any series of senior debt securities. (Section 1002)

If debt securities of a series are redeemed in part, Alcoa will not be required to:

 . issue, register the transfer of or exchange senior debt securities of the series during a period beginning at the opening of business 15 days before any selection of senior debt securities of that series to be redeemed and ending at the close of business on:

 . if senior debt securities of the series are issuable only as registered securities, the day of mailing of the relevant notice of redemption, and

 . if senior debt securities of the series are issuable as bearer securities, the day of the first publication of the relevant notice of redemption or, if senior debt securities of the series are also issuable as registered securities and there is no publication, the mailing of the relevant notice of redemption;

 . register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

 . exchange any bearer security called for redemption, except to exchange such bearer security for a registered security of that series and like tenor which is immediately surrendered for redemption. (Section 305)

Payment and Paying Agents

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any premium and interest on registered securities will be made at the office of the paying agent(s) designated by Alcoa from time to time. At the option of Alcoa, payment of any interest may instead be made by check mailed to the address of the person entitled thereto as such address appears in the security register. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the registered security is registered at the close of business on the regular record date for that interest. (Section
307)

Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any premium and interest on bearer securities will be payable, subject to any applicable laws and regulations, at the offices of paying agents outside the United States as Alcoa may designate from time to time by check or by transfer, at the option of the holder, to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in an applicable prospectus supplement, payment of interest on bearer securities on any interest payment date will be made only against surrender outside the United States, to the paying agent, of the coupon relating to that interest payment date. (Section 1001) No payment with respect to any bearer security will be made at any office or agency of Alcoa in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal of and any premium and interest on bearer securities denominated and payable in U.S. dollars will be made at the office of Alcoa's paying agent in the Borough of Manhattan, the City of New York, if, but only if, payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)

Unless otherwise indicated in an applicable prospectus supplement, the corporate trust office of the trustee in Pittsburgh, Pennsylvania will be designated as a paying agent for Alcoa for payments with respect to senior debt securities which are issuable solely as registered securities. Alcoa will maintain a paying agent outside of the United States for payments with respect to senior debt securities, subject to the limitations described above on bearer securities, which are issuable solely as bearer securities, or as both registered securities and bearer securities. Any paying agents outside the United States and any other paying agents in the United States initially designated by Alcoa for the senior debt securities will be named in an applicable prospectus supplement. Alcoa may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. If senior debt securities of a series are issuable solely as registered securities, Alcoa will be required to maintain a paying agent in each place of payment for the series. If senior debt securities of a series are issuable as bearer securities, Alcoa will be required to maintain:

 . a paying agent in the Borough of Manhattan, the City of New York, for payments with respect to any registered securities of the series and for payments with respect to bearer securities of the series in the circumstances described above, but not otherwise; and

 . a paying agent in a place of payment located outside the United States where senior debt securities of the series and any coupons appertaining thereto may be presented and surrendered for payment. If the senior debt securities of such series are listed on The Stock Exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange so requires, Alcoa will maintain a paying agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for the senior debt securities of such series. (Section 1002)

All moneys paid by Alcoa to a paying agent for the payment of principal of and any premium or interest on any senior debt security which remain unclaimed at the end of two years after such principal, premium or interest becomes due and payable will be repaid to Alcoa. Thereafter, the holder of any such senior debt security or any coupon may look only to Alcoa for payment. (Section 1003)

Book-Entry Securities

The senior debt securities of a series may be issued in the form of one or more registered securities that will be registered in the name of a depository or its nominee and bear a legend as specified in the indenture. These senior debt securities will be known as book-entry securities. Unless otherwise indicated in the applicable prospectus supplement, a book-entry security may not be registered for transfer or exchange to any person other than the depository or its nominee unless:

 . the depository notifies Alcoa that it is unwilling to continue as depository or ceases to be a clearing agency registered under the Exchange Act;

 . Alcoa executes and delivers to the trustee a company order that the transfer or exchange of the book-entry security will be registrable; or

 . there has occurred and is continuing an event of default, or an event that after notice or lapse of time, or both, would be an event of default, with respect to the senior debt securities evidenced by the book-entry security.

Upon the occurrence of any of the conditions specified above or other conditions as may be specified as contemplated by the indenture, the book-entry security may be exchanged for senior debt securities of the series registered in the names of, and the transfer of the book-entry security may be registered to, such persons, including persons other than the depository with respect to such series and its nominees, as the depository may direct.

The specific terms of the depositary arrangement with respect to any portion of a series of registered book-entry securities to be represented by a book-entry security will be described in the applicable prospectus supplement. Alcoa expects that the following provisions will apply to depositary arrangements.

Unless otherwise specified in the applicable prospectus supplement, senior debt securities that are to be represented by a book-entry security to be deposited with or on behalf of a depository will be represented by a book-entry security registered in the name of the depository or its nominee. Upon the issuance of a book-entry security, and the deposit of the book-entry security with or on behalf of the depository, the depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the senior debt securities represented by the book-entry security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents of the senior debt securities or by Alcoa if the senior debt securities are offered and sold directly by Alcoa. Ownership of beneficial interests in a book-entry security will be limited to the institutions that have accounts with the depository or persons that may hold interests through the institutions. Ownership of beneficial interests by the institutions in the book-entry security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depository or its nominee for the book-entry security. Ownership of beneficial interests in the book-entry security by persons that hold through the institutions will be shown on, and the transfer of that ownership interest within the institution will be effected only through, records maintained by that institution. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in book-entry securities.

So long as the depository for a book-entry security, or its nominee, is the registered owner of that book-entry security, the depository or nominee, as the case may be, will be considered the sole owner or holder of the senior debt securities represented by the book-entry security for all purposes under the indenture. Unless otherwise specified in the applicable prospectus supplement, owners of beneficial interests in a book-entry security:

 . will not be entitled to have senior debt securities of the series registered in their names;

 . will not receive or be entitled to receive physical delivery of senior debt securities in certificated form; and

 . will not be considered the holders of debt securities for any purposes under the indenture. (Sections 204 and 305)

Accordingly, each person owning a beneficial interest in a book-entry security must rely on the procedures of the depository and, if such person does not have an account with the depository, on the procedures of the institution through which such person owns its interest, to exercise any rights of a holder under the indenture. The indenture provides that the depository may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action that a holder is entitled to give or take under the indenture. (Section 104) Alcoa understands that under existing industry practices, if Alcoa requests any action of holders, or if an owner of a beneficial interest in such book-entry security desires to give any notice or take any action a holder is entitled to give or take under the indenture, the depository would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Temporary Global Securities

If so specified in an applicable prospectus supplement, all or any portion of the senior debt securities of a series that are issuable as bearer securities may initially be represented by one or more temporary global senior debt securities, without interest coupons, to be deposited with a common depositary in London for the Euroclear System ("Euroclear") and Clearstream Luxembourg for credit to the designated accounts. On and after the date determined as provided in any temporary global senior debt security and described in an applicable prospectus supplement, each temporary global senior debt security will be exchanged for an interest in a permanent global bearer security as specified in an applicable prospectus supplement, but, unless otherwise specified in an applicable prospectus supplement, only upon receipt of:

 . written certification from Euroclear or Clearstream Luxembourg, as the case may be, in the form and to the effect required by the indenture (a "Depository Tax Certification"); and

 . written certification by Euroclear or Clearstream Luxembourg from the person entitled to receive such senior debt securities in the form and to the effect described under "Form, Exchange, Registration and Transfer."

No definitive bearer security, including a senior debt security in permanent global form that is either a bearer security or exchangeable for bearer securities, delivered in exchange for a portion of a temporary or permanent global senior debt security may be mailed or otherwise delivered to any location in the United States in connection with such exchange. (Section 304)

Unless otherwise specified in an applicable prospectus supplement, interest in respect of any portion of a temporary global senior debt security payable in respect of an interest payment date occurring before the issuance of securities in permanent global form will be paid to each of Euroclear and Clearstream Luxembourg with respect to the portion of the temporary global senior debt security held for its account following the receipt by Alcoa or its agent of a Depository Tax Certification. Each of Euroclear and Clearstream Luxembourg will undertake in such circumstances to credit such interest received by it in respect of a temporary global senior debt security to the respective accounts for which it holds such temporary global senior debt security only upon receipt in each case of certification in the form and to the effect described under "Form, Exchange, Registration and Transfer" with respect to the portion of such temporary global senior debt security on which such interest is to be so credited. Receipt of the certification described in the preceding sentence by Euroclear or Clearstream Luxembourg, as the case may be, will constitute irrevocable instructions to Euroclear or Clearstream Luxembourg to exchange such portion of the temporary global senior debt security with respect to which such certification was received for an interest in a permanent global senior debt security.

Permanent Global Securities

If any senior debt securities of a series are issuable in permanent global form, the applicable prospectus supplement will describe any circumstances under which beneficial owners of interests in any such permanent global senior debt security may exchange their interests for senior debt securities of the series and of like tenor and principal amount in any authorized form and denomination. No bearer security delivered in exchange for a portion of a permanent global senior debt security may be mailed or otherwise delivered to any location in the United States in connection with the exchange. (Section 305)

A person having a beneficial interest in a permanent global senior debt security will, except with respect to payment of principal of and any premium and interest on the permanent global senior debt security, be treated as a holder of the principal amount of outstanding senior debt securities represented by the permanent global senior debt security as is specified in a written statement of:

 .  the holder of the permanent global senior debt security, or

 . in the case of a permanent global senior debt security in bearer form, the operator of Euroclear or Clearstream Luxembourg,

which is produced to the trustee by such person. (Section 203) Principal of and any premium and interest on a permanent global senior debt security will be payable in the manner described in the applicable prospectus supplement.

Certain Limitations

The indenture contains the covenants and limitations summarized below. These covenants and limitations will be applicable, unless waived or amended, so long as any of the senior debt securities are outstanding, unless stated otherwise in the prospectus supplement.

Liens. Alcoa covenants that it will not create, incur, assume or guarantee, and will not permit any Restricted Subsidiary to create, incur, assume or guarantee, any indebtedness for borrowed money secured by a mortgage, security interest, pledge, charge or similar encumbrance ("mortgages") upon any Principal Property of Alcoa or any Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary without equally and ratably securing the senior debt securities. The foregoing restriction, however, will not apply to:

 . mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

 . mortgages on property existing at the time of acquisition of such property by Alcoa or a Restricted Subsidiary or mortgages to secure the payment of all or any part of the purchase price of such property upon the acquisition or to secure any indebtedness incurred before, at the time of, or within 180 days after, the acquisition of such property for the purpose of financing all or any part of the purchase price thereof, or mortgages to secure the cost of improvements to such acquired property;

 . mortgages to secure indebtedness of a Restricted Subsidiary to Alcoa or another Restricted Subsidiary;

 .  mortgages existing at the date of the indenture;

 . mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with Alcoa or a Restricted Subsidiary or at the time of a sale, lease, or other disposition of the properties of a corporation as an entirety or substantially as an entirety to Alcoa or a Restricted Subsidiary;

 .  certain mortgages in favor of governmental entities; or

 . extensions, renewals or replacements of any mortgage referred to in the above listed exceptions. (Section 1009)

Notwithstanding the restrictions outlined in the preceding paragraph, Alcoa or any Restricted Subsidiary will be permitted to create, incur, assume or guarantee any indebtedness secured by a mortgage without equally and ratably securing the senior debt securities, if after giving effect thereto, the aggregate amount of all indebtedness so secured by mortgages, not including mortgages permitted under the listed exceptions above, does not exceed 10% of Consolidated Net Tangible Assets. (Section 1009)

Sale and Leaseback Arrangements. Alcoa covenants that it will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing to Alcoa or any Restricted Subsidiary of Principal Property, where such Principal Property has been or is to be sold or transferred by Alcoa or such Restricted Subsidiary to such person, unless either:

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

 . Alcoa or such Restricted Subsidiary would be entitled to create, incur, assume or guarantee indebtedness secured by a mortgage on such Principal Property at least equal in amount to the Attributable Debt with respect to such arrangement, without equally and ratably securing the senior debt securities pursuant to the limitation in the indenture on liens; or

 . Alcoa applies an amount equal to the greater of the net proceeds of such sale or the Attributable Debt with respect to such arrangement to the retirement of indebtedness that matures more than twelve months after the creation of such indebtedness.

This restriction on sale and leaseback transactions does not apply to any transaction:

 .  involving a lease for a term of not more than three years; or

 .  between Alcoa and a Restricted Subsidiary or between Restricted
   Subsidiaries. (Section 1010)

Highly leveraged transactions. The indenture does not contain provisions that would afford protection to the holders of the senior debt securities in the event of a highly leveraged transaction involving Alcoa.

Certain Definitions

The following are definitions of capitalized words used in this summary. These and other definitions are set forth in their entirety in the indenture.

"Attributable Debt" when used in connection with a sale and leaseback transaction referred to above means, at the time of determination, the lesser of:

 .  the fair value of such property as determined by Alcoa's board of directors;
   or

 . the present value, discounted at the annual rate of 9%, compounded semi-annually, of the obligation of the lessee for net rental payments during the remaining term of the lease, including any period for which such lease has been extended.

"Bearer Security" means any senior debt security established under the indenture that is payable to bearer.

"Book-entry security" means a registered security bearing the legend specified in Section 204 of the indenture, evidencing all or part of a series of senior debt securities, issued to the depository for such series or its nominee, and registered in the name of such depository or nominee. Book-entry securities will not be deemed to be securities in global form for purposes of Sections 201 and 203 and Article Three of the indenture.

"Common Stock" includes any stock of any class of Alcoa that has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of Alcoa and which is not subject to redemption by Alcoa. However, subject to the provisions of Section 1511 of the indenture, shares issuable on conversion of senior debt securities will include only shares of the class designated as common stock of Alcoa at September 30, 1993 or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of Alcoa and which are not subject to redemption by Alcoa. If at any time there is more than one such resulting class, the shares of each such class then so issuable will be substantially in the proportion that the total number of shares of each such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

"Consolidated Net Tangible Assets" means, as of any particular time, the aggregate amount of assets, less applicable reserves and other properly deductible items, adjusted for inventories on the basis of cost, before application of the "last-in first-out" method of determining cost, or current market value, whichever is lower, and deducting therefrom:

 .  all current liabilities except for:

 . notes and loans payable,

 . current maturities of long-term debt, and

 . current maturities of obligations under capital leases; and

 . all goodwill, tradenames, patents, unamortized debt discount and expenses, to the extent included in such aggregate amount of assets, and other like intangibles, all as set forth on the most recent consolidated balance sheet of Alcoa and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

"Principal Property" means any manufacturing plant or manufacturing facility that is:

 .  owned by Alcoa or any Restricted Subsidiary; and

 .  located within the continental United States of America.

However, any plant that, in the opinion of Alcoa's board of directors, is not of material importance to the total business conducted by Alcoa and the Restricted Subsidiaries taken as a whole will not constitute a Principal Property.

"Restricted Subsidiary" means any Subsidiary substantially all the property of which is located within the continental United States, but excluding any Subsidiary that:

 .  is principally engaged in leasing or in financing receivables, or

 . is principally engaged in financing Alcoa's operations outside the continental United States, or

 .  principally serves as a partner in a partnership.

"Subsidiary" means any corporation of which at least a majority of the outstanding stock having the voting power to elect a majority of the board of directors of such corporation as at the time is owned, directly or indirectly, by Alcoa or by one or more Subsidiaries, or by Alcoa and one or more Subsidiaries.

Events of Default

Unless otherwise provided in the applicable prospectus supplement, the following are events of default under the indenture with respect to senior debt securities:

(a) failure to pay any interest when due, and this failure continues for 30 days;

(b) failure to pay any principal or premium when due;

(c) failure to deposit any sinking fund payment when due and this failure continues for 30 days;

(d) failure to perform any other covenant of Alcoa in the indenture (other than a covenant included in the indenture solely for the benefit of a series of senior debt securities other than that series), and this failure continues for 90 days after written notice as provided in the indenture;

(e) default resulting in acceleration of any indebtedness for money borrowed by Alcoa under the terms of the instrument(s) under which such indebtedness is issued or secured if such acceleration is not rescinded or annulled within 10 days after written notice as provided in the indenture, provided that, the resulting event of default under the indenture will be cured or waived if such other default is cured or waived;

(f) certain events in bankruptcy, insolvency or reorganization involving Alcoa; and

(g) any other event of default provided with respect to senior debt securities of a series. (Section 501)

If an event of default with respect to senior debt securities occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of that series by notice as provided in the indenture may declare the principal amount (or, if the senior debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all the senior debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to senior debt securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding senior debt securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502)

Subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. (Sections 601 and 603) The holders of a majority in aggregate principal amount of the outstanding senior debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the senior debt securities of that series. (Section
512)

Conversion and Exchange Rights

The senior debt securities of any series may be convertible into or exchangeable for other securities of Alcoa or another issuer on the terms and subject to the conditions set forth in the applicable prospectus supplement.

Defeasance and Covenant Defeasance

Unless otherwise indicated in the applicable prospectus supplement with respect to the senior debt securities of a series, Alcoa, at its option:

(a) will be discharged from any and all obligations in respect of the senior debt securities of that series, except for certain obligations to:

   . issue temporary senior debt securities pending preparation of definitive senior debt securities,

   . register the transfer or exchange of senior debt securities of such series,

   . replace stolen, lost or mutilated senior debt securities of such series, and

   . maintain paying agents and hold moneys for payment in trust,

or

(b) need not comply with the covenants that are set forth under "Certain Limitations" and "Consolidation, Merger and Sale of Assets," and the occurrence of an event described under clause (d) of "Events of Default" with respect to any defeased covenant and clauses (e) and (g) of "Events of Default" will no longer be events of default, if, in each case, Alcoa irrevocably deposits with the trustee, in trust, money and/or U.S. government obligations that through the scheduled payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of and any premium and interest on the senior debt securities of such series on the dates such payments are due, which may include one or more redemption dates designated by Alcoa, in accordance with the terms of the indenture and the senior debt securities. (Sections 1301, 1302, 1303 and 1304) The trust may only be established if, among other things:

 . no event of default, or event that with the giving of notice or lapse of time, or both, would become an event of default, under the indenture has occurred and is continuing on the date of such deposit, and no event of default, or event that with the giving of notice or lapse of time, or both, would become an event of default, under clause (f) of "Events of Default" has occurred and is continuing at any time during the period ending on the 91st day following such date of deposit, and

 . Alcoa has delivered an opinion of counsel based, in the event of a defeasance of the type described in clause (a) above, upon a ruling from the Internal Revenue Service or a change in applicable Federal income tax law from the date of the indenture, to the effect that the holders of the senior debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit or defeasance and will be subject to Federal income tax in the same manner as if such defeasance had not occurred. (Section 1304)

If Alcoa omits to comply with its remaining obligations under the indenture after a defeasance of the indenture with respect to the senior debt securities of any series as described under clause (b) above and the senior debt securities of such series are declared due and payable because of the occurrence of any undefeased event of default, the amount of money and/or U.S. government obligations on deposit with the trustee may be insufficient to pay amounts due on the senior debt securities of such series at the time of the acceleration resulting from such event of default. However, Alcoa will remain liable in respect of such payments.

Meetings, Modification and Waiver

Alcoa and the trustee may make modifications and amendments of the indenture with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding senior debt securities of each series affected by the modification or amendment. However, Alcoa and the trustee may not make any of the following modifications or amendments without the consent of the holder of each outstanding senior debt security affected:

 . change the Stated Maturity of the principal of, or any installment of principal of or interest on, any senior debt security;

 . reduce the principal amount of, or premium or interest on, any senior debt security;

 .  change any obligation of Alcoa to pay additional amounts;

 . reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

 . change the coin or currency in which any senior debt security or any premium or interest thereon is payable;

 . impair the right to institute suit for the enforcement of any payment on or with respect to any senior debt security;

 . reduce the percentage in principal amount of outstanding senior debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of such indenture or for waiver of certain defaults;

 .  reduce the requirements contained in the indenture for quorum or voting;

 . change any obligation of Alcoa to maintain an office or agency in the places and for the purposes required by the indenture; or

 .  modify any of the above provisions. (Section 902)

The holders of at least 66 2/3% of the outstanding senior debt securities of a series may waive compliance by Alcoa with certain restrictive provisions of the indenture. (Section 1012) The holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of each series may, on behalf of all holders of senior debt securities of that series and any coupons appertaining thereto, waive any past default under the indenture with respect to senior debt securities of that series, except a default:

 . in the payment of principal of, or any premium or interest on, any senior debt security of the series; and

 . in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding senior debt security of the series affected. (Section 513)

In determining whether the holders of the requisite principal amount of the outstanding senior debt securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of holders of senior debt securities for quorum purposes:

 . the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of its principal that would be due and payable as of the date of such determination upon acceleration of its maturity;

 . the principal amount of a senior debt security denominated in a foreign currency or currencies will be the U.S. dollar equivalent, determined on the date of original issuance of that security, of the principal amount of the senior debt security (or, in the case of an original issue discount security, the U.S. dollar equivalent, the principal amount of a senior debt security denominated in a foreign currency or currencies will be the U.S. dollar equivalent, determined on the date of original issuance of that security, of the principal amount of the senior debt security (or, in the case of an original issue discount security, the U.S. dollar equivalent, determined on the date of original issuance of the senior debt security, of the amount determined as provided above); and

 . senior debt securities owned by Alcoa or an affiliate of Alcoa will not be deemed outstanding. (Section 101)

The indenture contains provisions for convening meetings of the holders of senior debt securities of a series if senior debt securities of that series are issuable as bearer securities. (Section 1401) A meeting may be called at any time by the trustee, and also, upon request, by Alcoa or the holders of at least 10% in principal amount of the outstanding senior debt securities of a series, in any case upon notice given in accordance with "Notices" below. (Section 1402) To be entitled to vote at any meeting of holders of senior debt securities of any series, a person must be:

 .  a holder of one or more outstanding senior debt securities of the series; or

 . a person appointed by an instrument in writing as proxy of a holder, including proxies given to beneficial owners of book-entry securities by the depository or its nominee. (Section 1403)

Except for any consent that must be given by the holder of each outstanding senior debt security affected thereby, as described above,

 . any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding senior debt securities of that series;

 . any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of outstanding senior debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding senior debt securities of that series.

Any resolution passed or decision taken at any meeting of holders of senior debt securities of any series duly held in accordance with the indenture will be binding on all holders of senior debt securities of that series and the related coupons.

The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding senior debt securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver that may be given by the holders of not less than 66 2/3% in principal amount of the outstanding senior debt securities of a series, the persons holding or representing 66 2/3% in principal amount of the outstanding senior debt securities of such series will constitute a quorum. (Section 1404)

Consolidation, Merger and Sale of Assets

Alcoa may, without the consent of the holders of any of the outstanding senior debt securities under the indenture, consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any person that is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, or may permit any such person to consolidate with or merge into Alcoa or convey, transfer or lease its properties and assets substantially as an entirety to Alcoa, provided that:

 . any successor person assumes Alcoa's obligations on the senior debt securities and under the indenture;

 . after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time, would become an event of default, has occurred and is continuing; and

 .  certain other conditions are met. (Section 801)

Notices

Except as otherwise provided in the indenture, notices to holders of bearer securities will be given by publication at least twice in a daily newspaper in the City of New York and in such other city or cities as may be specified in such senior debt securities and described in the applicable prospectus supplement. Notices to holders of registered securities will be given by mail to the addresses of such holders as they appear in the security register. (Sections 101 and 106)

Title

Title to any bearer securities and any coupons will pass by delivery. Alcoa, the trustee and any agent of Alcoa or the trustee may treat the bearer of any bearer security and the bearer of any coupon and the registered owner of any registered security as the absolute owner thereof, whether or not the senior debt security or coupon is overdue and notwithstanding any notice to the contrary, for the purpose of making payment and for all other purposes. (Section 308)

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

Replacement of Securities and Coupons

Alcoa will replace any mutilated senior debt security or a senior debt security with a mutilated coupon at the expense of the holder upon surrender of the senior debt security to the security registrar.

Alcoa will replace senior debt securities or coupons that become destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the senior debt security and coupons or evidence of the destruction, loss or theft thereof satisfactory to Alcoa and the trustee. If any coupon becomes destroyed, stolen or lost, that coupon will be replaced by issuance of a new senior debt security in exchange for the senior debt security to which that coupon is attached. In the case of a destroyed, lost or stolen senior debt security or coupon, an indemnity satisfactory to the trustee and Alcoa may be required at the expense of the holder of such senior debt security or coupon before a replacement senior debt security will be issued. (Section 306)

Governing Law

The indenture, the senior debt securities and the coupons will be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, except to the extent that the Trust Indenture Act applies. (Section 113)

Regarding the Trustee

Chase Manhattan Trust Company, N.A. is the trustee under the indenture. Alcoa and certain of its subsidiaries maintain deposit accounts and conduct other banking transactions, including borrowings in the ordinary course of business, with Chase Manhattan Trust Company, N.A. or its affiliates.

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

                  DESCRIPTION OF SUBORDINATED DEBT SECURITIES

The following description sets forth certain general terms and provisions of the subordinated debt securities that Alcoa may offer. The particular terms of the subordinated debt securities and the extent, if any, to which the general provisions may apply to the subordinated debt securities will be described in the related prospectus supplement.

The subordinated debt securities may be issued under an indenture between Alcoa and Chase Manhattan Trust Company, N.A., as trustee, or such other trustee that is named in a prospectus supplement. The form of the indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. The following summary of certain provisions of the indenture and the subordinated debt securities is not meant to be complete. For more information, you should refer to the full text of the indenture and the subordinated debt securities, including the definitions of terms used and not defined in this prospectus or the related prospectus supplement.

General

The subordinated debt securities will be unsecured and will rank junior and be subordinate in right of payment to all Senior Debt (as defined below) of Alcoa. The indenture does not limit the incurrence or issuance of other secured or unsecured debt of Alcoa, whether under the indenture or any existing or other indenture that Alcoa may enter into in the future or otherwise. See "Subordination."

The subordinated debt securities will not be subject to any sinking fund provision.

A prospectus supplement will describe the following terms of the subordinated debt securities Alcoa may offer:

 .  the specific designation, aggregate principal amount and purchase price;

 .  any limit on the aggregate principal amount;

 . the date(s) on which the principal is payable and any right to extend such date(s);

 . any rate(s) at which the subordinated debt securities will bear interest or the method of calculating any interest rate(s);

 . the date(s) from which interest will accrue, the interest payment dates on which interest will be payable or the manner of determination of interest payment dates and the record dates for the determination of holders to whom interest is payable on any interest payment dates;

 . any right to defer payments of interest by extending the interest payment periods and the duration of such extensions;

 . the period(s) within which, the price(s) at which, and the terms and conditions upon which, the subordinated debt securities may be redeemed, in whole or in part, at the option of Alcoa;

 . any obligation of Alcoa to redeem or purchase the subordinated debt securities at the option of the holder thereof and the period(s) within which, the price(s) at which, and the terms and conditions upon which, the subordinated debt securities will be redeemed or purchased, in whole or part, under such obligation;

 . any applicable United States Federal income tax consequences, including whether and under what circumstances Alcoa will pay additional amounts on the subordinated debt securities held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether Alcoa will have the option to redeem the subordinated debt securities rather than pay such additional amounts;

 .  the form of the subordinated debt securities;

 . if other than denominations of $1,000 or any integral multiple thereof, the denominations in which the subordinated debt securities will be issuable;

 . any and all other terms, including any modifications of or additions to the events of default or covenants, and any terms that may be required by or advisable under applicable laws or regulations not inconsistent with the indenture;

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

 . the terms and conditions upon which the subordinated debt securities may be convertible into or exchanged for other securities of Alcoa or another issuer; and

 . whether the subordinated debt securities are issuable as a global security, and in such case, the identity of the depository.

Unless otherwise indicated in the applicable prospectus supplement, the subordinated debt securities will be issued in United States dollars in fully registered form without coupons. No service charge will be made for any transfer or exchange of any subordinated debt securities, but Alcoa may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Global Securities

If any subordinated debt securities are represented by one or more global securities, the applicable prospectus supplement will describe any circumstances under which beneficial owners of interests in any global security may exchange those interests for subordinated debt securities of like tenor and principal amount in any authorized form and denomination. Principal of, and any premium and interest on, a global security will be payable in the manner described in the applicable prospectus supplement.

The specific terms of the depositary arrangement regarding any portion of subordinated debt securities to be represented by a global security will be described in the applicable prospectus supplement.

Payment and Paying Agents

Payments on subordinated debt securities represented by a global security will be made to the depository for the subordinated debt securities. If subordinated debt securities are issued in definitive form, then the following will take place at the corporate office of the trustee in Pittsburgh, Pennsylvania or at the office of such paying agent(s) as Alcoa may designate:

 . payment of principal of and any premium and interest on the subordinated debt securities;

 .  registration of the transfer of the subordinated debt securities; and

 . the exchange of the subordinated debt securities into subordinated debt securities of other denominations of a like aggregate principal amount.

However, at the option of Alcoa, payment of any interest may be made:

 . by check mailed to the address of the person entitled thereto as such address appears in the securities register; or

 . by wire transfer to an account maintained by the person entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the regular record date.

Payment of any interest on subordinated debt securities will be made to the person in whose name the subordinated debt securities are registered at the close of business on the regular record date for the interest, except in the case of defaulted interest. Unless otherwise set forth in the applicable prospectus supplement, the regular record date for the interest payable on any interest payment date will be the 15th day, whether or not a business day, next preceding such interest payment date. Alcoa may at any time designate additional paying agents or rescind the designation of any paying agent. (Section 2.3)

Any monies deposited with the trustee or any paying agent or then held by Alcoa in trust for the payment of the principal of and any premium or interest on any subordinated debt securities and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable will, at the request of Alcoa, be repaid to Alcoa. Thereafter, the holder of such subordinated debt securities may look, as a general unsecured creditor, only to Alcoa for payment. (Section 10.3)

Modification of Indenture

Alcoa and the trustee may, without the consent of the holders of subordinated debt securities, amend, waive or supplement the indenture for specified purposes, including, among other things:

 . curing ambiguities, defects or inconsistencies, provided that any such action does not materially adversely affect the interest of the holders of the subordinated debt securities; and

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

 . qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act. (Section 9.1)

Alcoa and the trustee may, with the consent of the holders of not less than a majority in principal amount of the outstanding subordinated debt securities, modify the indenture in a manner affecting the rights of the holders of the subordinated debt securities. However, no such modification may, without the consent of the holder of each outstanding subordinated debt security so affected:

 .  change the stated maturity of the subordinated debt securities;

 .  reduce the principal amount thereof;

 . reduce the rate or extend the time of payment of interest thereon, other than deferrals of the payments of interest during any extension period as described in any applicable prospectus supplement;

 .  reduce the premium payable upon redemption;

 .  impair any right to institute suit for the enforcement of any such payment;

 . adversely affect the subordination provisions of the indenture or any right to convert or exchange any subordinated debt securities; or

 . reduce the percentage of principal amount of subordinated debt securities, the holders of which are required to consent to any such modification of the indenture. (Section 9.2)

Events of Default

Any one or more of the following described events that has occurred and is continuing constitutes an event of default with respect to the subordinated debt securities:

(a) failure for 30 days to pay any interest when due (subject to the deferral of any due date in the case of an extension period);

(b) failure to pay any principal or premium when due whether at maturity, upon redemption, by declaration or otherwise;

(c) failure by Alcoa to deliver securities upon an appropriate election by holders of subordinated debt securities to convert their subordinated debt securities into those securities;

(d) failure to observe or perform certain other covenants contained in the indenture for 90 days after written notice to Alcoa from the trustee or to the trustee and Alcoa from the holders of at least 25% in aggregate outstanding principal amount of the subordinated debt securities; or

(e) certain events in bankruptcy, insolvency or reorganization of Alcoa. (Section 5.1)

The holders of a majority in aggregate outstanding principal amount of the subordinated debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee consistent with the indenture with respect to the subordinated debt securities of that series. (Section 5.12) If an event of default with respect to subordinated debt securities occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding subordinated debt securities of that series may declare the principal of all of the subordinated debt securities of that series due and payable immediately. At any time after a declaration of acceleration with respect to subordinated debt securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the trustee, the holders of a majority in aggregate outstanding principal amount of the subordinated debt securities of that series may annul and rescind such declaration if the default, other than the non-payment of the principal of the subordinated debt securities which has become due solely by such acceleration, has been cured or waived, and a sum sufficient to pay all matured installments of interest and principal due, otherwise than by acceleration, has been deposited with the trustee. (Section 5.2)

The holders of a majority in aggregate outstanding principal amount of the subordinated debt securities of any series may, on behalf of the holders of all the subordinated debt securities of that series, waive any past default under the indenture with respect to that series. However, they may not waive:

 . a default in the payment of principal or interest, unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee; or

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

 . a default in respect of a covenant or provision that under the indenture cannot be modified or amended without the consent of the holder of each outstanding subordinated debt security. (Section 5.13)

Alcoa is required to file annually with the trustee a certificate as to whether or not Alcoa is in compliance with all the conditions and covenants applicable to it under the indenture. (Section 10.5)

Consolidation, Merger, Sale of Assets and Other Transactions

Alcoa may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, and no person may consolidate with or merge into Alcoa or convey, transfer or lease its properties and assets substantially as an entirety to Alcoa, unless:

 . if Alcoa consolidates with or merges into another person or conveys, transfers or leases its properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the United States or any state or the District of Columbia, and such successor person expressly assumes Alcoa's obligations on the subordinated debt securities and under the indenture;

 . immediately after giving effect thereto, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, has happened and is continuing; and

 .  certain other conditions as prescribed in the indenture are met. (Section
   8.1)

Highly Leveraged Transactions

The general provisions of the indenture do not afford holders of the subordinated debt securities protection in the event of a highly leveraged or other transaction involving Alcoa that may adversely affect holders of the subordinated debt securities.

Satisfaction and Discharge

The indenture will cease to be of further effect, and Alcoa will be deemed to have satisfied and discharged the indenture, when, among other things:

 . all subordinated debt securities not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year or are to be properly called for redemption within one year; and

 . Alcoa irrevocably deposits or causes to be deposited with the trustee as trust funds money and/or U.S. government obligations sufficient to pay and discharge the entire indebtedness on the subordinated debt securities for the principal and any premium, interest and other sums payable under the indenture on the dates such payments are due. (Section 4.1)

Subordination

Any subordinated debt securities issued under the indenture will be subordinate and junior in right of payment to all Senior Debt (as defined below) of Alcoa whether existing at the date of the indenture or subsequently incurred. Upon any payment or distribution of assets of Alcoa to creditors upon any:

 .  liquidation;

 .  dissolution;

 .  winding-up;

 .  reorganization;

 .  assignment for the benefit of creditors;

 .  marshaling of assets or any bankruptcy;

 .  insolvency; or

 . debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of Alcoa,

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

the holders of Senior Debt will first be entitled to receive payment in full of principal of and any premium and interest on such Senior Debt before the holders of the subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of and any premium or interest on the subordinated debt securities. (Sections 12.1 and 12.2)

Upon the acceleration of the maturity of any subordinated debt securities, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon, including any amounts due upon acceleration, before the holders of subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of or any premium or interest on the subordinated debt securities. (Section 12.1)

No payments on account of principal, or any premium or interest, in respect of the subordinated debt securities may be made if:

 . there has occurred and is continuing a default in any payment with respect to Senior Debt;

 . there has occurred and is continuing an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof; or

 . any judicial proceeding is pending with respect to any such default or event of default with respect to any Senior Debt. (Section 12.3)

"Debt" means, with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent:

 .  every obligation of such person for money borrowed;

 . every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

 . every reimbursement obligation of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person;

 . every obligation of such person issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

 .  every capital lease obligation of such person; and

 . every obligation of the type referred to above of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or for which such person is responsible or liable, directly or indirectly, as obligor or otherwise.

"Senior Debt" means the principal of, and any premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Alcoa, whether or not such claim for post-petition interest is allowed in such proceeding, on Debt of Alcoa, whether incurred on, before or after the date of the indenture, unless the instrument creating or evidencing the Debt or under which the Debt is outstanding provides that obligations created by it are not superior in right of payment to the subordinated debt securities.

The indenture will place no limitation on the amount of additional Senior Debt that may be incurred by Alcoa.

Governing Law

The indenture and the subordinated debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act applies. (Section 1.12)

Information Concerning the Trustee

Chase Manhattan Trust Company, N.A. will be the trustee under the indenture. The trustee is not obligated to exercise any of its powers under the indenture at the request of any holder of subordinated debt securities, unless the holder offers to indemnify the trustee against any loss, liability or expense, and then only to the extent required by the terms of the indenture. The trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the trustee reasonably believes that repayment

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

or adequate indemnity is not reasonably assured to it. (Section 6.3) Alcoa and certain of its subsidiaries maintain deposit accounts and conduct other banking transactions, including borrowings in the ordinary course of business, with Chase Manhattan Trust Company, N.A. or its affiliates.

Additional Provisions that may be Applicable to Subordinated Debt Securities

Alcoa may issue a specific series of subordinated debt securities in connection with the issuance by the Alcoa Trust of trust preferred securities. See "Description of Trust Preferred Securities and Trust Guarantee" below. At the time the Alcoa Trust issues trust preferred securities, it will invest the proceeds from the issuance of such securities, together with the consideration paid by Alcoa for the related trust common securities, in subordinated debt securities. The subordinated debt securities held by the Alcoa Trust will be in the principal amount equal to the aggregate stated liquidation amount of the trust preferred securities plus Alcoa's concurrent investment in the related trust common securities.

So long as any of the trust preferred securities remain outstanding:

 . no modification may be made to the indenture relating to the subordinated debt securities that adversely affects the holders of the trust preferred securities in any material respect;

 . no termination of the indenture may occur, and no waiver of any event of default with respect to the subordinated debt securities or compliance with any covenant under the indenture may be effective, without the prior consent of the holders of at least a majority in aggregate liquidation amount of the trust preferred securities then outstanding unless and until the principal of and any premium on the subordinated debt securities and all accrued and unpaid interest thereon has been paid in full; and

 . where a consent under the indenture would require the consent of each holder of subordinated debt securities, no such consent will be given by the Property Trustee without the prior consent of each holder of the trust preferred securities. (Sections 9.1 and 9.2)

If an event of default occurs and is continuing, the Property Trustee will have the right to declare the principal of and the interest on the subordinated debt securities and any other amounts payable under the indenture to be due and payable and to enforce its other rights as a creditor with respect to the subordinated debt securities. (Section 5.2)

Upon the occurrence and continuance of an event of default under the indenture:

 . the holders of at least 25% in aggregate liquidation amount of the trust preferred securities then outstanding will have the right to declare the principal of all the subordinated debt securities to be immediately due and payable if the trustee or the holders of not less than 25% in principal amount of the outstanding subordinated debt securities fail to make such declaration; and

 . the holders of a majority in aggregate liquidation amount of the trust preferred securities then outstanding will have the right to annul and rescind such declaration if the holders of a majority in principal amount of the outstanding subordinated debt securities fail to annul and rescind such declaration as provided in the indenture. (Section 5.2)

The holders of a majority in aggregate liquidation amount of the trust preferred securities then outstanding will have the right to waive any past default under the indenture if the holders of a majority in principal amount of the outstanding subordinated debt securities fail to waive such past default as provided in the indenture. (Section 5.13)

Any consolidation, merger, conveyance, transfer or lease of Alcoa's properties and assets substantially as an entirety permitted under the indenture must also be permitted under the trust agreement and the trust guarantee relating to the trust preferred securities. (Section 8.1)

Under the indenture, Alcoa will pay all of the costs, expenses or liabilities of the Alcoa Trust, other than obligations of the Alcoa Trust to pay to the holders of any trust preferred securities or trust common securities the amounts due under the terms of those securities. (Section 10.9)

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

                            DESCRIPTION OF WARRANTS

Alcoa may issue warrants for the purchase of debt securities. Alcoa may issue such warrants independently or together with any debt securities offered by any prospectus supplement. Alcoa will issue warrants under one or more warrant agreements between itself and a warrant agent that it will name in the prospectus supplement. The form of proposed warrant agreement, including the form of warrant certificates representing the warrants, is filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The following summary of the material provisions of the warrants and the warrant agreement is not complete. You should read the warrant agreement for provisions that may be important to you.

The prospectus supplement will describe the terms of the warrants, the warrant agreement and the warrant certificates, including the following:

 . the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the warrants;

 . the designation and terms of any related debt securities with which the warrants are issued, and the number of warrants issued with each such debt security;

 . the date, if any, on and after which the warrants and the related debt securities will be separately transferable;

 . the principal amount of debt securities purchasable upon exercise of one warrant and the price at which such principal amount may be purchased upon such exercise;

 . the date on which the right to exercise the warrants will commence and the date on which such right will expire; and

 . whether the warrants represented by the warrant certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered.

If the debt securities purchasable upon exercise of the warrants are issuable in bearer form, the warrants may not be offered nor constitute an offer to United States persons other than to offices outside the United States of certain United States financial institutions. Moreover, bearer debt securities issuable upon exercise of the warrants may not be issued to United States persons other than to offices outside the United States of certain United States financial institutions.

The corporate trust office of the warrant agent or any other office indicated in the prospectus supplement will be the place where warrant certificates will be exchangeable for new warrant certificates of different denominations and warrants may be exercised. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal of, and any premium or interest on, the debt securities purchasable upon exercise.

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

                        DESCRIPTION OF PREFERRED STOCK

Alcoa's Articles of Incorporation, as amended, authorize Alcoa to issue two classes of preferred stock:

 . 660,000 shares of $3.75 Cumulative Preferred Stock, par value $100.00 per share ("Class A Stock"); and

 . 10,000,000 shares of Class B Serial Preferred Stock, par value $1.00 per share ("Class B Stock").

As of March 31, 2001, Alcoa had 557,649 shares of Class A Stock outstanding and no shares of Class B Stock outstanding. No additional shares of Class A Stock may be issued. Alcoa initiated an ongoing program to purchase and retire shares of Class A Stock in 1989.

The following is a description of certain general terms and provisions of the series of Class B Stock. The specific terms of a particular series of Class B Stock will be described in the related prospectus supplement. The terms of any series of Class B Stock as set forth in a prospectus supplement may differ from the terms set forth below. The following description of Class B Stock and the description of the terms of a particular series of Class B Stock set forth in the applicable prospectus supplement are not meant to be complete. For more information, you should refer to Alcoa's Articles of Incorporation and Statement with Respect to Shares relating to such series of Class B Stock, which will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

General

The board of directors of Alcoa may issue shares of Class B Stock in one or more series and may fix the specific number of shares and, subject to Alcoa's Articles of Incorporation, the relative rights and preferences of any such series so established. All shares of preferred stock must be identical, except with respect to the following relative rights and preferences, any of which may vary between different series:

 . the rate of dividend, including the date from which dividends will be cumulative, whether such dividend rate will be fixed or variable and the methods, procedures and formulas for the recalculation or periodic resetting of any variable dividend rate;

 .  the price at, and the terms and conditions on, which shares may be redeemed;

 . the amounts payable on shares in the event of voluntary or involuntary liquidation;

 . sinking fund provisions for the redemption or purchase of shares in the event shares of any series of preferred stock are issued with sinking fund provisions; and

 . the terms and conditions on which the shares of any series may be converted in the event the shares of any series are convertible.

Each share of any series of Class B Stock will be identical with all other shares of the same series, except as to the date from which dividends will be cumulative.

The prospectus supplement will set forth the following specific terms regarding the series of Class B Stock it offers:

 .  the designation, number of shares and liquidation preference per share;

 .  the initial public offering price;

 .  the dividend rate(s), or the method of determining the dividend rate(s);

 .  any index upon which the amount of any dividends is determined;

 . the dates on which any dividends will accrue and be payable, whether dividends will be cumulative, and the designated record dates for determining the holders entitled to dividends;

 .  any redemption or sinking fund provisions;

 .  any conversion or exchange provisions;

 .  provisions for issuance of global securities;

 . the currency, which may be a composite currency, in which payment of any dividends will be payable if other than United States dollars;

 .  any voting rights, except as otherwise required by law; and

 . any additional terms, preferences or rights and qualifications, limitations or restrictions.

The shares of Class B Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

The transfer agent, registrar, dividend disbursing agent and redemption agent for the Class B Stock will be specified in the related prospectus supplement.

Dividends

The holders of Class A Stock are entitled to receive, when and as declared by Alcoa's board of directors, out of legally available funds, cumulative cash dividends at the annual rate of $3.75 per share, payable quarterly on the first day of January, April, July and October in each year.

The holders of the Class B Stock of each series will be entitled to receive, when, as and if declared by Alcoa's board of directors, out of legally available funds, cumulative cash or other dividends at such rate(s) and on such dates as the board of directors determines. The applicable prospectus supplement will set forth this dividend right. Rates may be fixed or variable or both. The board may not declare dividends in respect of any dividend period on any series of Class B Stock unless all accrued dividends and the current quarter yearly dividend on the Class A Stock are paid in full or the board contemporaneously declares and sets apart such Class A Stock dividends. If Alcoa has not declared and paid or set apart the full cumulative dividends on shares of a series of Class B Stock, dividends thereon will be declared and paid pro rata to the holders of the series. Alcoa will not pay interest on any dividend payment on the Class A Stock or the Class B Stock which is in arrears.

If Alcoa has not declared and paid or set apart when due full cumulative dividends on any class or series of Class A Stock or Class B Stock, including the current quarter yearly dividend for shares of Class A Stock, Alcoa may not declare or pay any dividends on, or make other distributions on or make payment on account of the purchase, redemption, or other retirement, of Alcoa common stock. No restriction applies to Alcoa's repurchase or redemption of Class A Stock or Class B Stock while there is any arrearage in the payment of dividends or any applicable sinking fund installments on Class A Stock or Class B Stock.

Redemption

Alcoa may redeem all or any part of the Class A Stock at any time at the option of its board of directors. Such redemption will be at par, plus accrued dividends. Alcoa must publish notice of such redemption in daily newspapers of general circulation in New York City and in Pittsburgh, Pennsylvania, as well as by mail to each record holder. Alcoa must give such notice not less than 30 days nor more than 60 days before the date fixed for redemption. If Alcoa redeems only part of the Class A Stock, Alcoa will select the shares to be redeemed pro rata or by lot, as Alcoa's board of directors determines.

If notice of redemption has been given, from and after the redemption date for the shares of Class A Stock called for redemption, the following will occur, unless Alcoa fails to provide funds for payment of the redemption price:

 . dividends on the shares of Class A Stock called for redemption will cease to accrue;

 .  such shares will no longer be deemed to be outstanding; and

 . holders will have no further rights as shareholders of Alcoa, except the right to receive the redemption price.

Holders will receive the redemption price for the Class A Stock when they surrender the certificates representing such shares in accordance with the redemption notice (including being properly endorsed or assigned for transfer, if Alcoa's board of directors so requires and the notice so states). If Alcoa redeems fewer than all of the shares represented by any certificate, Alcoa will issue a new certificate representing the unredeemed shares, at no cost to the certificate holder. All shares of Class A Stock which Alcoa redeems will be cancelled and not reissued.

The terms and conditions under which all or any part of any series of the Class B Stock may be redeemed will be established by Alcoa's board of directors before Alcoa issues such series of Class B Stock. Unless Alcoa's board

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

of directors determines otherwise, all shares of Class B Stock which Alcoa redeems or otherwise acquires will return to the status of authorized but unissued shares.

Liquidation Preference

Upon any liquidation, dissolution or winding up of Alcoa, each holder of Class A Stock will be entitled to receive, out of the assets of Alcoa available for distribution to shareholders, $100 per share plus accrued and unpaid dividends, before any distribution of assets is made to or set apart for the holders of Class B Stock or common stock.

Upon any liquidation, dissolution or winding up of Alcoa, the holders of shares of each series of Class B Stock will be entitled to receive, out of the assets of Alcoa available for distribution to shareholders, an amount fixed by the board of directors plus any accrued and unpaid dividends, before any distribution is made or set apart for holders of common stock, as described in the prospectus supplement relating to the series of Class B Stock. If Alcoa's assets are insufficient to pay the full amount payable on shares of each series of Class B Stock in any case of liquidation, dissolution or winding up of Alcoa, the holders of shares of the series of Class B Stock will share ratably in any such distribution of assets of Alcoa in proportion to the full respective preferential amounts to which they are entitled. Once holders of shares of the series of Class B Stock are paid the full preferential amounts to which they are entitled, they will not be entitled to participate any further in any distribution of assets by Alcoa, unless indicated otherwise in the applicable prospectus supplement. A consolidation or merger of Alcoa with one or more corporations will not be deemed to be a liquidation, dissolution or winding up of Alcoa.

Conversion and Exchange Rights

Class A Stock is not convertible or exchangeable for common stock. Any terms on which shares of any series of Class B Stock are convertible into or exchangeable for common stock will be set forth in the related prospectus supplement. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of Alcoa.

Voting Rights

Except as indicated below or in the related prospectus supplement for a particular series of the Class B Stock, or except as expressly required by applicable law, the holders of Class A Stock and Class B Stock will not be entitled to vote.

Pennsylvania law requires that holders of outstanding shares of a particular class or series of stock be entitled to vote as a class on an amendment to the Articles of Incorporation that would do any of the following:

 . authorize Alcoa's board of directors to fix and determine the relative rights and preferences as between any series of any preferred stock or special class of stock;

 . change the preferences, limitations or other special rights of the shares of a class or series in a manner which is adverse to that class or series;

 . authorize a new class or series of shares which has a preference as to dividends or assets which is senior to that of shares of a particular class or series; or

 . increase the number of authorized shares of any particular class or series which has a preference as to dividends or assets which is senior in any respect to the shares of such class or series.

The board of directors, under Alcoa's Articles of Incorporation, may limit or eliminate the voting rights applicable to any series of Class B Stock before the issuance of such series, except as otherwise required by law. Any one or more series of the Class B Stock may be issued with such additional voting rights, which will be exercisable only during extended periods of dividend arrearages, as the board of directors may determine in order to qualify such series for listing on a recognized stock exchange. Such rights may only be granted if there are no shares of Class A Stock outstanding.

Each full share of any series of the Class B Stock will be entitled to one vote on matters on which holders of such series, together with holders of any other series of Class B Stock, are entitled to vote as a single class. Therefore,

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

the voting power of each series will depend on the number of shares in that series, and not on the liquidation preference or initial offering price of such shares.

Alcoa must obtain the consent of the holders of at least a majority of the outstanding Class A Stock and Class B Stock, voting as a class, to do the following:

 . authorize any additional class of stock or increase the authorized number of shares of preferred stock or any class of stock which ranks on a parity with the Class A Stock or Class B Stock as to dividends or assets; or

 . merge or consolidate with or into any other corporation if the corporation surviving or resulting from such merger or consolidation would have any authorized class of stock ranking senior to or on a parity with the Class A Stock or Class B Stock, except the same number of shares of stock with the same rights and preferences as the authorized stock of the corporation immediately before such merger or consolidation.

So long as any shares of Class A Stock or Class B Stock remain outstanding, Alcoa may not, without the consent of the holders of at least two-thirds of the outstanding Class A Stock and Class B Stock, voting as a class:

 . make any adverse change in the rights and preferences of the Class A Stock or Class B Stock. If such a change would affect any series of Class A Stock or Class B Stock adversely as compared to the effect on any other series of Class A Stock or Class B Stock, no such change may be made without the additional consent of the holders of at least two-thirds of the outstanding shares of such series of Class A Stock or Class B Stock;

 . authorize any additional class of stock or increase the authorized number of shares of any class of stock which ranks senior to the Class A Stock or Class B Stock as to dividends or assets; or

 . sell or otherwise part with control of all or substantially all of its property or business or voluntarily liquidate, dissolve or wind up its affairs.

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                          DESCRIPTION OF COMMON STOCK

Alcoa is authorized to issue 1,800,000,000 shares of common stock, par value $1.00 per share. As of March 31, 2001, there were 864,060,712 shares of Alcoa common stock outstanding. In addition, as of the same date, there were 60,513,826 shares of Alcoa common stock issued and held in Alcoa's treasury, and 87,818,659 shares of Alcoa common stock reserved for issuance under various incentive plans.

Dividend Rights

Holders of Alcoa common stock are entitled to receive dividends as declared by the Alcoa board of directors. However, no dividend will be declared or paid on Alcoa's common stock until Alcoa has paid (or declared and set aside funds for payment of) all dividends which have accrued on all classes of Alcoa's preferred stock, including the current quarter yearly dividend on the Class A Stock.

Voting Rights

Holders of Alcoa common stock are entitled to one vote per share.

Liquidation Rights

Upon any liquidation, dissolution or winding up of Alcoa, whether voluntary or involuntary, after payments to holders of preferred stock of amounts determined by the board of directors, plus any accrued dividends, Alcoa's remaining assets will be divided among holders of Alcoa common stock. Under Alcoa's Articles of Incorporation, neither the consolidation or merger of Alcoa with or into one or more corporations or any share exchange or division involving Alcoa will be deemed a liquidation, dissolution or winding up of Alcoa.

Preemptive or Other Subscription Rights

Holders of Alcoa common stock will not have any preemptive right to subscribe for any securities of Alcoa.

Conversion and Other Rights

No conversion, redemption or sinking fund provisions apply to Alcoa common stock, and Alcoa common stock is not liable to further call or assessment by Alcoa. All issued and outstanding shares of Alcoa common stock are fully paid and non-assessable.

Other Matters

Alcoa's Articles of Incorporation provide for the following:

 .  a classified board of directors with staggered three-year terms;

 .  special shareholder voting requirements to remove directors; and

 . certain procedures relating to the nomination of directors, filling of vacancies and the vote required to amend or repeal any of these provisions.

Alcoa's Articles of Incorporation also prohibit Alcoa's payment of "green-mail," that is, payment of a premium in purchasing shares of its common stock from a present or recent holder of 5% or more of the common stock, except with the approval of a majority of the disinterested shareholders. This provision and the classified board provision may be amended or repealed only with the affirmative vote of at least 80% of the common stock. In addition, the Articles of Incorporation limit or eliminate to the fullest extent permitted by Pennsylvania law, as from time to time in effect, the personal liability of Alcoa's directors for monetary damages, and authorize Alcoa, except as prohibited by law, to indemnify directors, officers, employees and others against liabilities and expenses incurred by them in connection with the performance of their duties to Alcoa. The classified board article provision and the anti-"greenmail" provision may have certain anti-takeover effects.

Alcoa is governed by certain "anti-takeover" provisions in the Pennsylvania Business Corporation Law (the "PCBL"). Chapter 25 of the PBCL contains several anti-takeover provisions that apply to registered corporations

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such as Alcoa. Section 2538 of the PBCL requires shareholder approval for certain transactions between a registered corporation and an interested shareholder (generally, a shareholder who owns 20% of the stock entitled to vote in an election of directors). Section 2538 applies if an interested shareholder (together with anyone acting jointly with such shareholder and any affiliates of such shareholder):

 . is to be a party to a merger or consolidation, a share exchange or certain sales of assets involving such corporation or one of its subsidiaries;

 . is to receive a disproportionate amount of any of the securities of any corporation which survives or results from a division of the corporation;

 . is to be treated differently from others holding shares of the same class in a voluntary dissolution of such corporation; or

 . is to have his or her percentage of voting or economic share interest in such corporation materially increased relative to substantially all other shareholders in a reclassification.

In such a case, the proposed transaction must be approved by the affirmative vote of the holders of shares representing at least a majority of the votes that all shareholders are entitled to cast with respect to such transaction. Shares held by the interested shareholder are not included in calculating the number of shares entitled to be cast, and the interested shareholder is not entitled to vote on the transaction. This special voting requirement does not apply if the proposed transaction has been approved in a prescribed manner by the corporation's board of directors or if certain other conditions, including the amount of consideration to be paid to certain shareholders, are satisfied or the transaction involves certain subsidiaries.

Section 2555 of the PBCL may also apply to a transaction between a registered corporation and an interested shareholder, even if Section 2538 also applies.
Section 2555 prohibits a corporation from engaging in a business combination with an interested shareholder unless one of the following conditions is met:

 . the board of directors has previously approved either the proposed transaction or the interested shareholder's acquisition of shares;

 . the interested shareholder owns at least 80% of the stock entitled to vote in an election of directors and, no earlier than three months after the interested shareholder reaches the 80% level,

 . the majority of the remaining shareholders approve the proposed transaction;

 . shareholders receive a minimum "fair price" for their shares in the transaction; and

 . the other conditions of Section 2556 of the PBCL are met;

 .  holders of all outstanding common stock approve the transaction;

 . no earlier than 5 years after the interested shareholder acquired the 20%, a majority of the remaining shares entitled to vote in an election of directors approve the transaction; or

 . no earlier than 5 years after the interested shareholder acquired the 20%, a majority of all the shares approve the transaction, all shareholders receive a minimum fair price for their shares, and certain other conditions are met.

Alcoa's Articles of Incorporation also provide that Alcoa may not repurchase any stock from an interested shareholder at prices greater than the current fair market value. Under the PBCL, a person or group of persons acting in concert who hold 20% of the shares of a registered corporation entitled to vote in the election of directors constitutes a control group. On the occurrence of the transaction that makes the group a control group, any other shareholder of the registered corporation who objects can, under procedures set forth under the PBCL, require the control group to purchase his or her shares at "fair value," as defined in the PBCL.

The PBCL also contains certain provisions applicable to a registered corporation such as Alcoa which, under certain circumstances, permit a corporation to:

 .  redeem "control shares," as defined in the PBCL;

 .  remove the voting rights of control shares; and

 . require the disgorgement of profits by a "controlling person," as defined in the PBCL.

The transfer agent and registrar for Alcoa common stock is First Chicago Trust Company, a Division of EquiServe.

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         DESCRIPTION OF TRUST PREFERRED SECURITIES AND TRUST GUARANTEE

Trust Preferred Securities

The Declaration under which the Alcoa Trust is organized will be replaced by an amended and restated trust agreement which will authorize the trustees of the Alcoa Trust to issue on behalf of the Alcoa Trust one series of trust preferred securities and one series of trust common securities. The form of trust agreement is filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. The trust agreement will be subject to, and governed by, the Trust Indenture Act. The trust preferred securities will be issued to the public under the registration statement of which this prospectus is a part. The trust common securities will be issued directly or indirectly to Alcoa. This summary of certain terms of the trust preferred securities and the trust agreement is not complete. For more information, you should refer to the full text of the trust preferred securities and the trust agreement, including the definitions of terms used and not defined in this prospectus or the related prospectus supplement, and those made part of the trust agreement by the Trust Indenture Act.

The trust preferred securities will have the terms, including dividends, redemption, voting, conversion, liquidation rights and such other preferred, deferred or other special rights or such restrictions as set forth in the trust agreement or made part of the trust agreement by the Trust Indenture Act. A prospectus supplement will describe the specific terms of the trust preferred securities the Alcoa Trust is offering, including:

 .  the distinctive designation of trust preferred securities;

 .  the number of trust preferred securities issued by the Alcoa Trust;

 . the annual dividend rate, or method of determining the rate, for trust preferred securities and the date(s) upon which dividends will be payable;

 . whether dividends on trust preferred securities will be cumulative, and, in the case of trust preferred securities having cumulative dividend rights, the date or dates or method of determining the date(s) from which dividends on trust preferred securities will be cumulative;

 . the amount or amounts that will be paid out of the assets of the Alcoa Trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding up or termination of the Alcoa Trust;

 . any terms and conditions under which trust preferred securities may be converted into shares of capital stock of Alcoa, including the conversion price per share and any circumstances under which the conversion right will expire;

 . any terms and conditions upon which the related series of the subordinated debt securities of Alcoa may be distributed to holders of trust preferred securities;

 . any obligation of the Alcoa Trust to purchase or redeem trust preferred securities and the price(s) at which, the period(s) within which and the terms and conditions upon which trust preferred securities will be purchased or redeemed, in whole or in part, under that obligation;

 . any voting rights of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, as a condition to specified action or amendments to the trust agreement; and

 . any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities consistent with the trust agreement or with applicable law.

Under the trust agreement, the Property Trustee will own a series of subordinated debt securities of Alcoa purchased by the Alcoa Trust for the benefit of the holders of the trust preferred securities and the trust common securities. The payment of dividends out of money held by the Alcoa Trust, and payments upon redemption of trust preferred securities or liquidation of the Alcoa Trust, will be guaranteed by Alcoa to the extent described under "Trust Guarantee."

Certain United States Federal income tax considerations applicable to an investment in trust preferred securities will be described in the applicable prospectus supplement.

In connection with the issuance of trust preferred securities, the Alcoa Trust will also issue one series of trust common securities. The trust agreement will authorize the regular trustees of the Alcoa Trust to issue on behalf of the Alcoa Trust one series of trust common securities having such terms as will be set forth in the trust agreement, including:

 .  dividends;

 .  conversion;

 .  redemption;

 .  voting;

 .  liquidation rights; or

 .  such restrictions as may be set forth in the trust agreement.

Except as otherwise provided in the prospectus supplement, the terms of the trust common securities will be substantially identical to the terms of the trust preferred securities. The trust common securities will rank pari passu, and payments will be made on the trust common securities pro rata with the trust preferred securities, except that, upon an event of default under the trust agreement, the rights of the holders of the trust common securities to payment in respect of dividends and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the trust common securities will also carry the right to vote and appoint, remove or replace any of the trustees of the Alcoa Trust. All of the trust common securities will be directly or indirectly owned by Alcoa.

Alcoa and certain of its subsidiaries maintain deposit accounts and conduct other banking transactions, including borrowings in the ordinary course of business, with the Property Trustee.

Trust Guarantee

Alcoa will execute and deliver a guarantee, concurrently with the issuance by the Alcoa Trust of its trust preferred securities, for the benefit of the holders from time to time of the trust preferred securities. The accompanying prospectus supplement will describe any significant differences between the actual terms of the trust guarantee and the summary below. The following summary of the trust guarantee is not complete. For more information, you should refer to the full text of the trust guarantee, including the definitions of terms used and not defined in this prospectus or the related prospectus supplement and those terms made a part of the trust guarantee by the Trust Indenture Act. The form of trust guarantee is filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

  General

Alcoa will irrevocably and unconditionally agree, to the extent set forth in the trust guarantee, to pay in full to the holders of trust preferred securities the trust guarantee payments, except to the extent paid by the Alcoa Trust, as and when due, regardless of any defense, right of set-off or counterclaim that the Alcoa Trust may have or assert. The following payments with respect to the trust preferred securities, to the extent not paid by the Alcoa Trust, will be subject to the trust guarantee, without duplication:

 . any accrued and unpaid dividends that are required to be paid on the trust preferred securities, to the extent the Alcoa Trust has funds legally available therefor;

 . the redemption price, including all accrued and unpaid dividends, payable out of funds legally available therefor, with respect to any trust preferred securities called for redemption by the Alcoa Trust; and

 . upon a liquidation of the Alcoa Trust, other than in connection with the distribution of subordinated debt securities of Alcoa to the holders of the trust preferred securities or the redemption of all of the trust preferred securities issued by the Alcoa Trust, the lesser of:

 . the aggregate of the liquidation amount and all accrued and unpaid dividends on the trust preferred securities to the date of payment; and

 . the amount of assets of the Alcoa Trust remaining available for distribution to holders of trust preferred securities in liquidation of the Alcoa Trust.

Alcoa's obligation to make a trust guarantee payment may be satisfied by Alcoa's direct payment of the required amounts to the holders of trust preferred securities or by causing the Alcoa Trust to pay the amounts to the holders.

  Covenants of Alcoa

In the trust guarantee, Alcoa will covenant that, so long as any trust preferred securities issued by the Alcoa Trust remain outstanding, if there has occurred any event that would constitute an event of default under the trust guarantee or the trust agreement, then:

 . Alcoa will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its common stock, other than:

 . purchases or acquisitions of shares of common stock in connection with the satisfaction by Alcoa of its obligations under any employee benefit plan;

 . as a result of a reclassification of Alcoa's common stock or the exchange or conversion of one class or series of Alcoa's common stock for another class or series of Alcoa's common stock;

 . the purchase of fractional interests in shares of Alcoa's common stock under the conversion or exchange provisions of such common stock or the security being converted or exchanged; or

 . purchases or acquisitions of shares of common stock to be used in connection with acquisitions of common stock by shareholders under Alcoa's dividend reinvestment plan;

   or make any guarantee payments with respect to the foregoing; and

 . Alcoa will not make any payment of principal of, or premium, if any, on or repurchase any debt securities issued by Alcoa (including guarantees) which rank pari passu with or junior to the subordinated debt securities, other than at stated maturity.

  Amendment and Assignment

Except with respect to any changes that do not adversely affect the rights of holders of trust preferred securities, in which case no vote will be required, the trust guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding trust preferred securities. The manner of obtaining any approval of the holders will be as set forth in an accompanying prospectus supplement. All guarantees and agreements contained in the trust guarantee will bind the successors, assigns, receivers, trustees and representatives of Alcoa and will inure to the benefit of the holders of the trust preferred securities then outstanding.

  Termination

The trust guarantee will terminate:

 .  upon full payment of the redemption price of all trust preferred securities;

 . upon distribution of the subordinated debt securities of Alcoa held by the Alcoa Trust to the holders of the trust preferred securities; or

 . upon full payment of the amounts payable in accordance with the trust agreement upon liquidation of the Alcoa Trust.

The trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sums paid under those trust preferred securities or the trust guarantee. The subordination provisions of the subordinated debt securities and the trust guarantee, respectively, will provide that in the event payment is made on the subordinated debt securities or the trust guarantee in contravention of the subordination provisions, such payments will be paid over to the holders of Senior Debt.

  Ranking of the Trust Guarantee

The trust guarantee will constitute an unsecured obligation of Alcoa and will rank:

 .  subordinate and junior in right of payment to all other liabilities of Alcoa;

 . pari passu with the most senior preferred or preference stock, if any, thereafter issued by Alcoa and with any guarantee thereafter entered into by Alcoa in respect of any preferred or preference stock or interests of any affiliate of Alcoa; and

 .  senior to Alcoa's common stock.

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

The trust agreement will provide that each holder of trust preferred securities by acceptance of those securities agrees to the subordination provisions and other terms of the trust guarantee.

The trust guarantee will constitute a guarantee of payment and not of collection. The trust guarantee will be deposited with the Property Trustee to be held for the benefit of the trust preferred securities. The Property Trustee will have the right to enforce the trust guarantee on behalf of the holders of the trust preferred securities. The holders of not less than a majority in aggregate liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the trust guarantee, including the giving of directions to the Property Trustee. Any holder of trust preferred securities may institute a legal proceeding directly against Alcoa to enforce its rights under the trust guarantee, without first instituting a legal proceeding against the Alcoa Trust, or any other person or entity. The trust guarantee will not be discharged except by payment of the trust guarantee payments in full to the extent not paid by the Alcoa Trust, and by complete performance of all obligations under the trust guarantee.

  Governing Law

The trust guarantee will be governed by and construed in accordance with the laws of the State of New York.

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                             PLAN OF DISTRIBUTION

Alcoa and/or the Alcoa Trust may sell the securities in one or more of the following ways:

 .  to underwriters for public offering and sale by them;

 .  directly to purchasers;

 .  through agents;

 .  through dealers; or

 .  through a combination of any of these methods of sale.

Offers to purchase securities may be solicited directly by Alcoa and/or the Alcoa Trust or by agents designated by Alcoa and/or the Alcoa Trust from time to time. Any agent, who may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer and sale of the securities will be named, and any commissions payable by Alcoa and/or the Alcoa Trust to that agent will be provided, in an applicable prospectus supplement. Alcoa and/or the Alcoa Trust and its agents may sell the securities at:

 .  a fixed price or prices, which may be changed;

 .  market prices prevailing at the time of sale;

 .  prices related to such prevailing market prices; or

 .  negotiated prices.

Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with Alcoa and/or the Alcoa Trust, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by Alcoa and/or the Alcoa Trust for certain expenses.

If an underwriter or underwriters are used in the offer or sale of securities, Alcoa and/or the Alcoa Trust will execute an underwriting agreement with the underwriters at the time of sale of the securities to the underwriters, and the names of the underwriters and the principal terms of Alcoa's and/or the Alcoa Trust's agreements with the underwriters will be provided in the applicable prospectus supplement.

If indicated in an applicable prospectus supplement, Alcoa and/or the Alcoa Trust will authorize dealers acting as agents for Alcoa and/or the Alcoa Trust to solicit offers by certain institutions to purchase securities from Alcoa and/or the Alcoa Trust at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. The terms of such delayed delivery contracts will be set forth in the applicable prospectus supplement.

Each underwriter, dealer and agent participating in the distribution of any of the securities that are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, securities in bearer form in the United States or to United States persons, other than qualifying financial institutions, during the restricted period, as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7).

All of the securities will be a new issue of securities with no established trading market. Any underwriters to whom the securities are sold by Alcoa and/or the Alcoa Trust for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the secondary market for any of the securities.

Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for Alcoa and its subsidiaries in the ordinary course of business.

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                                 LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by Alcoa will be passed upon for Alcoa by Thomas F. Seligson, Esq., Counsel of Alcoa. The validity of the trust preferred securities will be passed upon for the Alcoa Trust by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, special counsel to Alcoa and the Alcoa Trust. The validity of all of the securities offered by this prospectus will be passed upon for any underwriters or agents by Cravath, Swaine & Moore, New York, New York. Mr. Seligson is paid a salary by Alcoa, is a participant in various employee benefit plans offered by Alcoa to employees of Alcoa generally and has options to purchase shares of Alcoa common stock. Cravath, Swaine & Moore currently represents Alcoa on various matters and may continue to do so in the future.

                                    EXPERTS

The consolidated financial statements and related schedule of Alcoa and its subsidiaries incorporated in this prospectus by reference to Alcoa's Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2000, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                      39

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                        PRINCIPAL OFFICE OF ALCOA INC.

                            Alcoa Corporate Center
                              201 Isabella Street
                      Pittsburgh, Pennsylvania 15212-5858

                      TRUSTEE AND PRINCIPAL PAYING AGENT

              Chase Manhattan Trust Company, National Association
                               One Oxford Centre
                         301 Grant Street, Suite 1100
                        Pittsburgh, Pennsylvania 15219

                   LUXEMBOURG PAYING AGENT & TRANSFER AGENT

                         Deutsche Bank Luxembourg S.A.
                         Boulevard F. D. Roosevelt 14
                               L-2450 Luxembourg

                                LEGAL ADVISORS

             To Alcoa                 To the Underwriters

        Thomas F. Seligson          Cravath, Swaine & Moore
              Counsel                  825 Eighth Avenue
            Alcoa Inc.              New York, New York 10019
      Alcoa Corporate Center
        201 Isabella Street
Pittsburgh, Pennsylvania 15212-5858

                            INDEPENDENT ACCOUNTANTS

                          PricewaterhouseCoopers LLP
                               600 Grant Street
                        Pittsburgh, Pennsylvania 15219

                                 LISTING AGENT

                         Deutsche Bank Luxembourg S.A.
                         Boulevard F. D. Roosevelt 14
                               L-2450 Luxembourg

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